Exhibit 10(c)

Stock Purchase Agreement
by and between
Avisep, S.A. de C.V.,
Bevisep, S.A. de C.V.,
Consorcio Comex, S.A. de C.V.
and
The Sherwin-Williams Company,
SWC Acquisition Corp.
Dated September 16, 2013

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ANNEXES, EXHIBITS AND SCHEDULES

Annex A - Shares
Annex B - Phase II Facilities

Exhibit A - Form of Escrow Agreement
Exhibit B - Seller's Allocation
Exhibit C - Form of Release

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated September 16, 2013 is executed by and among (i) on one side (A) Avisep, S.A. de C.V. a company organized under the laws of Mexico (the “Primary Shareholder”), (B) Bevisep, S.A. de C.V. a company organized under the laws of Mexico (Avisep, S.A. de C.V. and Bevisep, S.A. de C.V. each a “Shareholder” and, collectively, “Shareholders”) and (C) Consorcio Comex, S.A. de C.V. (the “Seller”); and (ii) on the other side (A) The Sherwin-Williams Company, a corporation incorporated under the laws of the State of Ohio, U.S. (“Sherwin-Williams”) and (B) SWC Acquisition Corp., a corporation incorporated under the laws of the State of Ohio, U.S. (the “Purchaser” and, together with the Shareholders, Seller and Sherwin-Williams, the “Parties”).

WITNESSETH:

WHEREAS, the Shareholders, Sherwin-Williams and Sherwin-Williams (Caribbean) N.V. entered into that certain Stock Purchase Agreement, dated November 9, 2012, as amended pursuant to that certain Amendment No. 1 to Stock Purchase Agreement dated June 24, 2013, and further amended pursuant to that certain Amendment No. 2 to Stock Purchase Agreement dated August 21, 2013 (the “Original Stock Purchase Agreement”), pursuant to which the Shareholders agreed to sell and Sherwin-Williams and Sherwin-Williams (Caribbean) N.V. agreed to purchase all of the issued and outstanding shares representing the capital stock of Seller and Conaxe, S.A. de C.V.;

WHEREAS, the transaction contemplated under the Original Stock Purchase Agreement has received the appropriate clearance, consent, waiver and/or approval from the Antitrust Authorities in the U.S. and Canada, as well as from the Mexico Foreign Investment Authority;

WHEREAS, the Shareholders and Sherwin-Williams continue to seek the appropriate clearance, consent, waiver and/or approval from the Antitrust Authority in Mexico and expect to receive such clearance, consent, waiver and/or approval at a future date;

WHEREAS, the Shareholders, Seller, Sherwin-Williams, Sherwin-Williams (Caribbean) N.V. and Purchaser desire to provide for and complete the sale and purchase of Seller’s business in the U.S. and Canada;

WHEREAS, concurrently with the execution of this Agreement, Shareholders, Sherwin-Williams and Sherwin-Williams (Caribbean) N.V. amended and restated the Original Stock Purchase Agreement (the "Amended and Restated Stock

Purchase Agreement”) to provide for the sale and purchase of Seller’s business in the U.S. and Canada pursuant to the terms of this Agreement;

WHEREAS, Shareholders own all of the issued and outstanding shares of capital stock of Seller and Seller owns all of the issued and outstanding shares of capital stock of Comex USA, Inc. (the “Company”) as described in Annex A hereto (the “Shares”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares pursuant to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1    Definitions. Defined terms in this Agreement and in the Annexes, Exhibits and Schedules to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them below. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

“338 Tax Adjustment” has the meaning ascribed to such term in Section 9.1(b).

“Accounting Principles” means the accounting principles, policies, practices and methods described in Section 1.1(a) of the Seller’s Disclosure Letter.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition and this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreed Claims” has the meaning ascribed to such term in Section 8.6(c).

“Alternate Transaction” has the meaning ascribed to such term in Section 5.4.

“Amended and Restated Stock Purchase Agreement” has the meaning ascribed to such term in the Recitals.

“Ancillary Agreements” shall mean, collectively, the agreements set forth in Section 2.4(b)(viii) - (xii).

“Antitrust Authorities” means (i) in the U.S., the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and the attorneys general of the several states of the United States; (ii) in Canada, the Competition Bureau; and (iii) any other Governmental Entity in the jurisdictions referred to above and any other jurisdiction, with authority over the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Filings” has the meaning ascribed to such term in Section 5.9(a)(i).

“Antitrust Laws” means (i) in the U.S. (A) the Sherman Act, as amended, (B) the Clayton Act, as amended, (C) the HSR Act, and (D) the Federal Trade Commission Act, as amended, as well as any other applicable Laws and Orders in the U.S.; (ii) in Canada, the Competition Act, as well as any other applicable Laws and Orders in Canada; and (iii) all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or otherwise governing antitrust matters applicable to the Seller, the Purchaser or the transactions contemplated by this Agreement.

“Audited Financial Statements” has the meaning ascribed to such term in Section 3.8(a)(i).

“Balance Sheet Date” has the meaning ascribed to such term in Section 3.8(a)(i).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Mexico City, Mexico, or New York, New York, U.S.

“Cash and Cash Equivalents” means cash and cash equivalents, determined in accordance with GAAP.

“Claim Certificate” has the meaning ascribed to such term in Section 8.6(a).

“Closing” has the meaning ascribed to such term in Section 2.4(a).

“Closing Balance Sheet” has the meaning ascribed to such term in Section 2.3(b).

“Closing Cash” means the Cash and Cash Equivalents of the Company and the Company’s Subsidiaries on a consolidated basis calculated in accordance with GAAP as of 11:59 PM on September 15, 2013.

“Closing Date” has the meaning ascribed to such term in Section 2.4(a).

“Closing Funded Indebtedness” has the meaning ascribed to such term in Section 2.3(b).

“Closing Working Capital” means the Consolidated Current Assets of the Company and the Company’s Subsidiaries on a consolidated basis less the Consolidated Current Liabilities of the Company and the Company’s Subsidiaries on a consolidated basis as determined in accordance with the Accounting Principles as of 11:59 P.M. on September 15, 2013.

“Closing Payment” has the meaning ascribed to such term in Section 2.2(b).

“Closing Statement” has the meaning ascribed to such term in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986 of the U.S., as amended and the Treasury Regulations thereunder.

“Collateral Source” has the meaning ascribed to such term in Section 8.5(a)(iv).

“Company” has the meaning ascribed to such term in the Recitals.

“Company Contracts” has the meaning ascribed to such term in Section 3.17(a).

“Company Employees” has the meaning ascribed to such term in Section 5.11(a).

“Company Intellectual Property” means any Intellectual Property that is owned by any of the Subject Companies.

“Company Permit” has the meaning ascribed to such term in Section 3.9(b).

“Company Personal Property” has the meaning ascribed to such term in Section 3.12.

“Company’s Subsidiaries” means all of the Company’s direct or indirect Subsidiaries.

“Company Transaction Expenses” means all expenses of Shareholders, Seller and the Subject Companies incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, payable by any Shareholder, Seller or Subject Company.

“Competing Business” has the meaning ascribed to such term in Section 5.12(i).

“Confidential Material” means all information (written or oral) that is confidential or proprietary to any of the Subject Companies regarding the Subject Companies. The term “Confidential Material” shall not include (i) information that is or becomes generally available to the public, other than as a result of disclosure by any Shareholder, the Seller, the Subject Companies or their respective Affiliates and Representatives in violation of this Agreement; and (ii) becomes available to any Shareholder, the Seller or their Representatives from a Person other than the other Shareholder, the Seller or any Subject Company on a non-confidential basis; provided that such Person was not known by any Shareholder, the Seller or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any of the Subject Companies or their Representatives with respect to such materials.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.2(a).

“Consolidated Current Assets” means, without duplication, the line items set forth under the heading “Current Assets” described in Section 1.1(b) of the Seller’s Disclosure Letter, as determined in accordance with GAAP.

“Consolidated Current Liabilities” means, without duplication, the line items set forth under the heading “Current Liabilities” described in Section 1.1(b) of the Seller’s Disclosure Letter, as determined in accordance with GAAP.

“Contract” means any written agreement, understanding, arrangement, contract, commitment, letter of intent, purchase order, note, bond, mortgage, indenture, guarantee, license, franchise, consent, or other instrument or obligation and any amendments thereto.

“Corrective Actions” has the meaning ascribed to such term in Section 8.5(b)(iii).

“Deductible” has the meaning ascribed to such term in Section 8.4(a)(i).

“Disputed Amounts” has the meaning ascribed to such term in Section 2.3(d).

“Due Diligence Materials” has the meaning ascribed to such term in Section 4.9(i)(A).

“End Date” has the meaning ascribed to such term in Section 7.1(ii)(B).

“Environment” means the air (including indoor air), surface water or ground water (including navigable waters, marine waters, drinking water, streams, ponds, drainage basins and water bodies), any land, all living organisms, sediment, soil or subsurface strata, natural or mineral resources and the environment or living environment.

“Environmental Approvals” has the meaning ascribed to such term in Section 3.20(a)(ii).

“Environmental Law” means any Law, Order or other requirement of Law relating to (i) the pollution or the protection of the Environment, including air emissions, water discharges, soil remediation, natural or mineral resources or any other regulation standing for the conservation, protection, contamination or remediation of the Environment, or (ii) the handling, storage, generation, treatment, disposal or human exposure to, or the Release of, Hazardous Substance, or (iii) safety or health (with respect to Hazardous Substances), as well as any Law that relates to:

(a)advising appropriate authorities, employees, and the public of intended or actual Release of Hazardous Substances, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have an impact on the Environment;

(b)preventing or reducing to acceptable levels the Release of Hazardous Substances into the Environment;

(c)reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

(d)assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health (with respect to Hazardous Substances) or the Environment when used or disposed of;

(e)protecting resources, species, or ecological amenities;

(f)reducing to acceptable levels the risks inherent in the transportation of Hazardous Substances;

(g)cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or

(h)making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Liabilities” means, without duplication, any Losses resulting from, arising out of or relating to (i) non-compliance by any Subject Company with Environmental Laws prior to the Closing Date; (ii) obligations of Purchaser, Sherwin-Williams or any Subject Company to carry out Corrective Actions, provided, however, that such Corrective Actions (A) are required to be performed pursuant to the Environmental Laws or a final or immediately enforceable Order by a Governmental Entity or (B) are necessary to eliminate, reduce or otherwise remedy an immediate danger to the Environment as reasonably determined by the Purchaser concerning circumstances or events occurring prior to the Closing Date; or (iii) Environmental Matters involving or related to a Subject Company occurring prior to the Closing Date.

“Environmental Matters” means (i) the storage, placement, release, threat of release, spillage, deposit, escape, disposal, leak, emission or presence of Hazardous Substances in the Environment, including damages to natural resources; (ii) the creation of noise, vibration, radiation, common law or statutory nuisance; or (iii) other matters relating to the protection of workplace safety (with respect to Hazardous Substances) or the Environment arising out of the manufacturing, processing, treatment, storage, handling, use, possession, purchase, sale, import, export or transportation of Hazardous Substances.

“ERISA” has the meaning ascribed to such term in Section 3.15(a).

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.15(a).

“Escrow” means the escrow account created pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the escrow agreement to be entered into on the Closing Date among the Parties and the designated escrow agent substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means the Indemnification Escrow Amount plus the Purchase Price Escrow Amount plus the Golden Parachute Escrow Amount.

“Exchange Act” means the Securities Exchange Act of 1934 of the U.S., as amended, and the rules and regulations promulgated thereunder.

“Expert” has the meaning ascribed to such term in Section 2.3(d)(i).

“Final Purchase Price” has the meaning ascribed to such term in Section 2.3(a).

“Financial Statements” has the meaning ascribed to such term in Section 3.8(a).

“Funded Indebtedness” of any Person means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture, or other debt instrument or debt security; (iii) any accrued and unpaid interest owing by such Person with respect to any indebtedness of a type described in clauses (i) and (ii); and (iv) any prepayment penalties, commissions and/or fees and associated Taxes; provided, that Funded Indebtedness shall not include accounts payable to trade creditors, accrued expenses arising in the Ordinary Course of Business consistent with past practice, the endorsement of negotiable instruments for collection in the Ordinary Course of Business, and Funded Indebtedness owing from any wholly owned Subject Company to any other wholly owned Subject Company.

“GAAP” means in respect of any jurisdictions, the generally accepted accounting principles applicable in the relevant jurisdiction as effective from time to time.

“Golden Parachute Escrow Amount” means an amount equivalent to the Golden Parachute Obligations, which amount is to be deposited by Purchaser with the escrow agent pursuant to the Escrow Agreement for a period of twenty four months commencing on the Closing Date, and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Golden Parachute Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Golden Parachute Escrow Amount and the golden parachute escrow amount deposited with the escrow agent pursuant to the Amended and Restated Stock Purchase Agreement.

“Golden Parachute Obligations” means the aggregate dollar amount, which any of the Subject Companies would be obligated to pay pursuant to all of the agreements entered into with each of the individuals identified in Section 1.1(c) of the Seller’s Disclosure Letter (each such Person, a “Recipient”), determined as if such obligations were triggered on the last day of the month prior to the Closing Date.

“Governmental Entity” means any federal, state, municipal, provincial or local court, arbitral tribunal, administrative agency, department, board, instrumentality or commission or other governmental or regulatory agency or authority or any securities exchange, of the U.S., Canada or any other any jurisdiction.

“Hazardous Substance” means any and all minerals, metals, materials, chemicals, waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, Order or requirement of Law applicable to the Subject Companies’ business, including petroleum and all derivatives thereof and asbestos or asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICC Rules” has the meaning ascribed to such term in Section 10.9(a).

“Income Tax” means any federal, state, local or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any annual return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnification Escrow Amount” means $8,691,000, which amount is to be deposited by Purchaser with the escrow agent pursuant to the Escrow Agreement, and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement. The Indemnification Escrow Amount may be increased as set forth in Section 5.16.

“Indemnification Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Indemnification Escrow Amount and the indemnification escrow amount deposited with the escrow agent pursuant to the Amended and Restated Stock Purchase Agreement.

“Indemnified Party” has the meaning ascribed to such term in Section 8.6(a).

“Indemnifying Party” has the meaning ascribed to such term in Section 8.6(a).

“Intellectual Property” means all intellectual property in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) issued patents and all provisional and pending patent applications, any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, and certificates of registration (collectively, “Patents”), (ii) registered or unregistered copyrights and copyrightable works, including databases (or other collections of information, data, works or other materials), packaging artwork and design rights (collectively, “Copyrights”), (iii) Trade Secrets, (iv) computer software (including source code and object code, data files, application programming interfaces, computerized databases and other software-related specifications (collectively, “Software”)), (v) registered and unregistered trademarks, trade names, service marks and service names, brand names, trade dress, logos and certification marks, in each case including all registrations, applications, recordings, renewals and extensions and common law rights relating to any of the foregoing and the goodwill associated with any of the foregoing (“Trademarks”), (vi) Internet domain names, (vii) rights of publicity and other rights to use the names and likeness of individuals, and (viii) claims, causes of action and defenses relating to any of the foregoing; in each case, including registrations, applications, recordings and extensions and common law rights relating to any of the foregoing.

“Insurance Policies” has the meaning ascribed to such term in Section 3.14(a).

“IP Licenses” has the meaning ascribed to such term in Section 3.17(a)(v).

“IRS” has the meaning ascribed to such term in Section 3.15(a)(ii).

“Law” means any statute, law, ordinance, policy, rule, code, regulation, order, or decree of any Governmental Entity and all judicial interpretations thereof.

“Leased Real Property” means the real properties leased under the Real Property Leases.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any liens, pledges, collateral, security interests, easements, mortgages, charges, rights of way, encroachments, gratuitous bailments, options, conditional sales (other than sales in the Ordinary Course of Business) or other types of title retention arrangements, deed of trust, reversion, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or other encumbrances.

“Loss” or “Losses” means, without duplication: (i) any and all claims, actions, causes of action, judgments, awards, settlements, Liabilities, direct losses and direct damages but excluding consequential, punitive and exemplary damages; provided, however, that in the case of consequential, punitive and exemplary damages, to the extent that any such damages are actually paid by an Indemnified Party hereunder as a Third Party Claim, then any such damages so paid shall be considered direct damages; (ii) fines, penalties, costs or damages, including reasonable fees and expenses of attorneys; and (iii) all costs and expenses related to Corrective Actions.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that (A) is or would reasonably be expected to be materially adverse to the business, assets, properties, results of operations or condition (financial or otherwise) of the Subject Companies, taken as a whole; provided, however, that (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in Laws or changes in accounting requirements or principles; (iii) changes affecting industries, markets or geographical areas in which the Subject Companies conduct their respective businesses; (iv) the negotiation, announcement, execution, pendency or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, (v) conduct by the Company or any of the Company Subsidiaries prohibited under this Agreement for which any Purchaser gave its prior written consent; (vi) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (vii) any action required to be taken under any Law or Order, in the case of each such matter described in the foregoing clauses (i) through (vii) shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred except with respect to clauses (i), (ii), (iii) and (v), to the extent that such changes are disproportionately adverse to the business, assets, properties, results of operations or condition, (financial or otherwise) of the Subject Companies taken as a whole as compared to other companies in the industries in which the Subject Companies operate; or (B) prevents or materially impairs or delays the ability of the Seller to perform its obligations under this Agreement or would be reasonably expected to do so. For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company and the Company Subsidiaries.

“Mexico” means the United Mexican States.

“Non-U.S. Employee Benefit Plans” has the meaning ascribed to such term in Section 3.15(b).

“Notice of Objection” has the meaning ascribed to such term in Section 2.3(c).

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Governmental Entity.

“Ordinary Course of Business” means with respect to any Person, the operation of its business in a manner that is consistent with the past recurring operations and/or practices of such Person.

“Original Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Permit” means any approvals, authorizations, consents, licenses, concessions, permits or certificates of a Governmental Entity.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business securing amounts that are not past due; (ii) leases, subleases and similar agreements including those set forth in Section 3.18(b) of the Seller’s Disclosure Letter; (iii) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings and for which reserves have been established in the Financial Statements when so required pursuant to GAAP; (iv) Liens affecting the real property set forth on Section 3.18 of the Seller’s Disclosure Letter; (v) Liens created by non-exclusive licenses granted in the Ordinary Course of Business in any Intellectual Property; and (vi) any Liens in favor of Purchaser created by the actions of Purchaser of any of Purchaser’s Affiliates over the Shares and/or the business.

“Person” means and includes an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group, a Governmental Entity and any other legal entity.

“Present Fair Salable Value” has the meaning ascribed to such term in Section 4.6.

“Primary Parties” means, collectively, Sherwin-Williams and Primary Shareholder.

“Primary Shareholder” has the meaning ascribed to such term in the Preamble.

“Proceeding” has the meaning ascribed to such term in Section 3.10.

“Property Taxes” has the meaning ascribed to such term in Section 9.2(b)(i).

“Purchase Price” has the meaning ascribed to such term in Section 2.2(a).

“Purchase Price Adjustment” has the meaning ascribed to such term in Section 2.3(e).

“Purchase Price Escrow Amount” means the aggregate amount of $4,000,000, which amount is to be deposited by Purchaser with the escrow agent pursuant to the Escrow Agreement.

“Purchase Price Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement in respect of the Purchase Price Escrow Amount.

“Purchaser” has the meaning ascribed to such term in the Preamble.

“Purchaser Indemnitees” has the meaning ascribed to such term in Section 8.2(a).

“Purchaser’s Proposed Calculations” has the meaning ascribed to such term in Section 2.3(b).

“Real Property Leases” has the meaning ascribed to such term in Section 3.18(b)(ii).

“Related Party Transactions” means any Contracts of any kind between any of the Subject Companies, on the one hand, and any officer, shareholder, employee or director of any Shareholder, the Seller or any of the subject Companies, or any of their Affiliates, on the other hand.

“Related Person” has the meaning ascribed to such term in Section 5.14(a).

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying and seeping into or upon any land or water or air or otherwise entering into the Environment.

“Released Parties” has the meaning ascribed to such term in Section 5.14(a).

“Representatives” of any Person means such Person’s directors, managers, officers, agents, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Section 338 Election” has the meaning ascribed to such term in Section 9.1.

“Seller” has the meaning ascribed to such term in the Preamble.

“Seller-Related Persons” has the meaning ascribed to such term in Section 8.5(d).

“Seller’s Disclosure Letter” has the meaning ascribed to such term in the first paragraph of Article III.

“Seller Indemnitees” has the meaning ascribed to such term in Section 8.3.

“September 2012 Balance Sheet” has the meaning ascribed to such term in Section 3.8(a).

“Shares” has the meaning set forth in the Recitals.

“Short Period” has the meaning ascribed to such term in Section 9.2(a).

“Short Period Return” has the meaning ascribed to such term in Section 9.2(a).

“Solvent” has the meaning ascribed to such term in Section 4.6.

“Signing Funded Indebtedness” means the amount of $0.

“Subject Companies” means, collectively, the Company and all of the Company’s Subsidiaries, which are listed in Section 1.1(e) of the Seller’s Disclosure Letter.

“Subsidiary”, with respect to any Person, means (i) any entity more than fifty percent (50%) of the equity or stock of any class or classes of which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through one or more Subsidiaries of such Person; and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital” means the amount of $97,952,759 calculated as described in Section 1.1(b) of the Seller’s Disclosure Letter.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, import, use, value added, occupation, property, excise, severance, stamp, license, payroll, social security, withholding and other taxes, as well as any assessments, charges, duties, compensatory quotas, countervailing duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties, updates and interest thereon.

“Tax Return” means all returns, statements, forms and reports for Taxes that are required to be filed under applicable Law.

“Third Party Claim” has the meaning ascribed to such term in Section 8.7(a).

“Trade Secrets” means, collectively, any trade secrets and other confidential information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, molds, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information.

“Update Schedule” has the meaning ascribed to such term in Section 5.8.

“U.S.” or “United States” means the United States of America or any political subdivision thereof.

“U.S. Employee Benefit Plans” has the meaning ascribed to such term in Section 3.15(a).

“U.S. Multiemployer Plan” has the meaning ascribed to such term in Section 3.15(a)(i).

“Working Capital Adjustment” has the meaning ascribed to such term in Section 2.3(b).

Section 1.2    Construction.

In this Agreement, unless the context otherwise requires:

(i)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(ii)references to Articles, Sections, Exhibits, Annexes, Sections of the Seller’s Disclosure Letter, the Preamble and Recitals are references to articles, sections, exhibits, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement and the Seller’s Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(iii)whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on the next day that is a Business Day;

(iv)the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(v)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended or supplemented;

(vi)“include”, “includes”, and “including” are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such words or words of similar import;

(vii)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(viii)references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of the United States of America;

(ix)references to GAAP in this Agreement shall be understood and construed as generally accepted accounting principles applied on a basis consistent with the Financial Statements and the Accounting Principles; provided however that, solely with respect to the calculation of the Consolidated Current Assets, Consolidated Current Liabilities, Working Capital Adjustment, the Closing Funded Indebtedness, the Closing Cash, the Closing Balance Sheet, the Closing Statement, the Purchaser’s Proposed Calculations, the Notice of Objection, the Disputed Amounts and the Expert’s resolution of the Disputed Amounts and the Purchase Price Adjustment, in the event of any conflict between the Accounting Principles and GAAP, the Accounting Principles shall control;

(x)references to the Primary Shareholder shall be construed as to the Primary Shareholder acting on behalf and for the benefit of the Shareholders and Seller, in the capacity of Primary Shareholder as agent (comisionista mercantil) of Bevisep, S.A. de C.V. and Consorcio Comex, S.A. de C.V., pursuant to and in accordance with Article 273 of the Commerce Code (Código de Comercio) and therefore, Bevisep, S.A. de C.V. and Consorcio Comex, S.A. de C.V., hereby approve, ratify and confirm any and all acts performed by Primary Shareholder on their respective behalf pursuant to and in connection with this Agreement and the Escrow Agreement; and

(xi)to the extent that a representation or warranty of any Shareholder or Seller contained in Article III of this Agreement addresses a particular issue with specificity, and no breach by any Shareholder or Seller exists under such specific representation or warranty, such Shareholder and/or Seller shall not be deemed to be in breach of any other representation or warranty (with respect to such issue) that addresses such issue with less specificity than the specific representation or warranty.

Section 1.3    Annexes, Exhibits and the Disclosure Letter. The Annexes, Exhibits and the Seller’s Disclosure Letter are incorporated into and form an integral part of this Agreement.

Section 1.4    Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (i) the “Knowledge of Seller” or words of similar import, it shall mean the knowledge of the individuals set forth in Section 1.4(a) of the Seller’s Disclosure Letter after due and reasonable inquiry; and (ii) the “Knowledge of Purchaser” or words of similar import, it shall mean the knowledge of the individuals set forth in Section 1.4(b) of the Seller’s Disclosure Letter after due and reasonable inquiry.

Article II

SALE OF SHARES

Section 2.1    Sale of Shares. On the terms, and subject to the satisfaction of the Conditions Precedent set forth in Article VI of this Agreement, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, at the Closing the Shares, free and clear of all Liens and together with all accrued rights and benefits thereto. At the Closing, Seller shall endorse the stock certificates representing the Shares in favor of Purchaser. Additionally, Seller shall take such action as is necessary and legally required to reflect the sale, assignment, transfer, endorsement and delivery of the Shares, free and clear of all Liens, on the books and records of the Company.

Section 2.2    Purchase Price; Delivery of Funds and other payments.

(a)On the terms and subject to the conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Shares, free and clear of any Liens, for a purchase price of $89,614,000 (the “Purchase Price”). The Purchase Price is subject to adjustment pursuant to Section 2.3.

(b)At the Closing, Purchaser shall pay to Seller an amount equal to (i) $76,923,000 less (ii) the Golden Parachute Obligations as a partial payment of the Purchase Price (the “Closing Payment”). The Closing Payment shall be made by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least three (3) Business Days prior to the Closing.

(c)On or before the Closing Date, Seller shall pay any and all Company Transaction Expenses.

(d)At the Closing, Purchaser shall deliver to the escrow agent of the Escrow Agreement the Escrow Amount by wire transfer of immediately available funds.

Section 2.3    Final Purchase Price.

(a)The Purchase Price shall be adjusted and finally determined upwards or downwards (the “Final Purchase Price”), by (i) subtracting or adding, if any, the Working Capital Adjustment, (ii) subtracting or adding, as the case may be, the difference between the Closing Funded Indebtedness and the Signing Funded Indebtedness, and (iii) adding the Closing Cash.

(b)Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall prepare and deliver to Primary Shareholder (i) an unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of 11:59 P.M. on September 15, 2013 in accordance with GAAP (the “Closing Balance Sheet”); and (ii) a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculations (the “Purchaser’s Proposed Calculations”) of (A) the amount of the Closing Cash; (B) the Closing Working Capital; (C) the amount, if any, by which the Target Working Capital differs from the Closing Working Capital (the “Working Capital Adjustment”); (D) the Funded Indebtedness of the Company as of 11:59 P.M. on September 15, 2013 (the “Closing Funded Indebtedness”); (E) the difference between the Closing Funded Indebtedness and the Signing Funded Indebtedness; and (F) a calculation of the Final Purchase Price based on such amounts. Purchaser’s Proposed Calculations shall be made in accordance with GAAP. Purchaser shall cause the Subject Companies and their personnel to provide Primary Shareholder with prompt and reasonable access to the Subject Companies’ auditors and accounting and other personnel and to the books and records of the Subject Companies and any other document or information reasonably requested by Primary Shareholder (including the work papers of the Subject Companies’ auditors) in order to allow Primary Shareholder to review the Purchaser’s Proposed Calculations.

(c)In the event that Primary Shareholder does not object to the Closing Balance Sheet or Purchaser’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to Purchaser within forty-five (45) days after Primary Shareholder’s receipt of the Closing Balance Sheet and Purchaser’s Proposed Calculations, the calculation of the Final Purchase Price pursuant to Purchaser’s Proposed Calculations shall be deemed final and binding. A Notice of Objection under this Section 2.3(c) shall set forth in reasonable detail Primary Shareholder’s alternative calculations, if any, of (i) the amount of the Closing Cash; (ii) the Closing Working Capital and the Working Capital

Adjustment calculated by reference thereto; (iii) the Closing Funded Indebtedness; and (iv) a calculation of the Final Purchase Price based on such amounts.

(d)If Primary Shareholder delivers a Notice of Objection to Purchaser within the forty-five (45) day period referred to in Section 2.3(c), then any element of Purchaser’s Proposed Calculations that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.3(d):

(i)the Primary Parties shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days after the date of receipt by Purchaser from Primary Shareholder of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to any partner of KPMG LLP, different than the partners that are currently in charge of the external audit of the financial information of the Company (the “Expert”), which the Primary Parties hereby jointly and irrevocably appoint;

(ii)the Primary Parties shall use their commercially reasonable efforts to cause the Expert to render a decision in accordance with this Section 2.3(d) within thirty (30) days of the submission of the Disputed Amounts, to the Expert. For the purposes hereof, upon submission of the Disputed Amounts to the Expert, the Primary Parties shall provide to the Expert all documents that each of them deems necessary, including a statement of reasons explaining their corresponding position. Such documents shall be delivered no later than fifteen (15) days following submission for Expert’s intervention. Within ten (10) days following the receipt of such documents, the Expert may request the Primary Parties to provide further information, in the understanding that such additional information shall only be requested for clarifying purposes. During such term, the Expert may, set up meetings with the Primary Parties as the Expert may deem reasonably necessary;

(iii)the determination made by the Expert shall be final and binding upon each Party hereto in terms of article 2252 of the Federal Civil Code (Codigo Civil Federal); accordingly, the Final Purchase Price shall be recalculated based upon the final determination of the Expert with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding;

(iv)if the Primary Parties submit any Disputed Amounts to the Expert for resolution, Seller and Purchaser shall each pay their own costs and expenses incurred under this Section 2.3(d). Seller shall be responsible for that fraction of the fees and costs of the Expert where (A) the numerator is the absolute value of the difference between Primary Shareholder’s aggregate position with respect to the

Final Purchase Price and the Final Purchase Price as recalculated based upon Expert’s final determination with respect to the Disputed Amounts; and (B) the denominator is the absolute value of the difference between Primary Shareholder’s aggregate position with respect to the Final Purchase Price and Purchaser’s aggregate position with respect to the Final Purchase Price, and Purchaser shall be responsible for the remainder of such fees and costs; and

(v)the Primary Parties shall use their commercially reasonable efforts to cause the Expert’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Primary Shareholder or Purchaser, and no greater than the greater of the amount claimed by either Primary Shareholder or Purchaser; provided that, if, notwithstanding the commercially reasonable efforts of Primary Shareholder or Purchaser, (i) the Expert’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Primary Shareholder or Purchaser, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Primary Shareholder or Purchaser or (ii) the Expert’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Primary Shareholder or Purchaser, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Primary Shareholder or Purchaser.

(e)Upon the determination, in accordance with Sections 2.3(c) or Section 2.3(d) hereof, of the Final Purchase Price, Seller or Purchaser, as the case may be, shall make the payment required by this Section 2.3(e). The amount payable by Seller or Purchaser pursuant to this Section 2.3(e) is referred to herein as the “Purchase Price Adjustment” and shall be treated as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes. Accordingly:

(i)if the Final Purchase Price is greater than the Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price: (a) the Primary Parties shall cause the escrow agent to immediately release to Seller the Purchase Price Escrow Fund in full; and (b) Purchaser shall pay to Seller an amount equal to the difference between the Purchase Price and the Final Purchase Price. Any amount to be paid by Purchaser pursuant to this Section 2.3(e)(i) shall be paid by wire transfer of immediately available funds to one or more accounts designated by Seller in writing to Purchaser promptly after the final determination of the Final Purchase Price; and

(ii)if the Final Purchase Price is less than the Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, the Primary Parties shall cause the escrow agent to immediately release from the Escrow: (a) to Purchaser from the Purchase Price Escrow Fund, an amount equal to the difference between the Purchase Price and the Final Purchase Price; and (b) to Seller the balance, if any, of the Purchase Price Escrow Fund. In the event that the Purchase Price Escrow Fund is less than the Purchase Price Adjustment determined pursuant to this Section 2.3(e)(ii), then Seller shall pay or cause to be paid to Purchaser such difference. Any amount to be paid by Seller pursuant to this Section 2.3(e)(ii) shall be paid by wire transfer of immediately available funds to an account designated by Purchaser in writing to Seller promptly after the final determination of the Final Purchase Price.

Section 2.4    Closing; Closing Deliverables.

(a)    Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the sale referred to in Section 2.1 hereof (the “Closing”) shall take place in Cleveland, Ohio, at the offices of Sherwin-Williams, within three (3) Business Days, after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Primary Parties shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)certificates representing the Shares, duly endorsed by the Seller;

(ii)a copy of the share ledger of the Company, certified by an officer of the Company, reflecting: (A) the shareholding structure of the Company on the Closing Date immediately before the transfer of the Shares; (B) the transfer of the Shares; and (C) the shareholding structure of the Company on the Closing Date immediately after the transfer of the Shares to Purchaser;

(iii)a certificate signed by Seller, dated as of the Closing Date, confirming the matters set forth in Section 6.2(i) and Section 6.2(ii);

(iv)counterparts to the Escrow Agreement, duly executed by Shareholders, Seller and the escrow agent;

(v)resignations of the members of the board of directors and auditor of the Company and all Company Subsidiaries;

(vi)copies of all consents and waivers referred to in Section 3.2 hereof;

(vii)executed and fully effective and valid releases in a form attached hereto as Exhibit C from the Affiliates of Seller set forth in Section 2.4(b) of the Seller’s Disclosure Letter;

(viii)    an executed Trademark License Agreement, in a form and substance that is acceptable to Purchaser;

(ix)    an executed Trademark Assignment Agreement, in a form and substance that is acceptable to Purchaser;

(x)    an executed Technology License Agreement, in a form and substance that is acceptable to Purchaser;

(xi)    an executed Shared Services Agreement, in a form and substance that is acceptable to Purchaser; and

(xii)    an executed Supply Agreement for certain raw materials, in a form and substance that is acceptable to Purchaser.

(c)    At the Closing, Purchaser shall deliver to Seller:

(i)evidence of payment by wire transfer of immediately available funds of the Closing Payment;

(ii)upon receipt of the original duly endorsed certificates representing the Shares, a certification evidencing such receipt;

(iii)a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 6.3(i) and Section 6.3(ii) hereof; and

(iv)a counterpart to the Escrow Agreement, duly executed by Sherwin-Williams and Purchaser.

Article III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND SELLER

The Parties acknowledge that concurrent with the execution of the Original Stock Purchase Agreement on November 9, 2012, the Shareholders delivered to Sherwin-Williams and Sherwin-Williams (Caribbean) N.V. a certain disclosure letter setting forth exceptions to the representations and warranties made by the Shareholders in the Original

Stock Purchase Agreement. For purposes of this Agreement, such disclosure letter has been restated by Shareholders and Seller, as of November 9, 2012, to reflect the transaction contemplated herein. Except as set forth in the restated disclosure letter, dated as of November 9, 2012, delivered by Shareholders and Seller to Purchaser (the “Seller’s Disclosure Letter”) concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any Section of the Seller’s Disclosure Letter shall be deemed disclosed for purposes of any other Section of the Seller’s Disclosure Letter to the extent the applicability of the disclosure to such other Section is reasonably apparent on the face of such disclosure), each Shareholder and Seller severally and not jointly represents and warrants to Purchaser as of November 9, 2012 and as of the Closing as follows:

Section 3.1    Organization.

Each Shareholder and Seller is a company duly organized and existing under the laws of Mexico.

Section 3.2    Authorization; Non-contravention.

(a)    Each Shareholder and Seller has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by such Shareholder and Seller as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Shareholder and Seller of this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by such Shareholder and Seller as contemplated hereby and thereby, the consummation by such Shareholder and Seller of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been and, in the case of documents required to be delivered at Closing, will be, duly authorized and approved. This Agreement and the Escrow Agreement have been, and all other instruments and agreements to be executed and delivered by each Shareholder and Seller as contemplated hereby and thereby will be, duly executed and delivered by such Shareholder and Seller. Assuming that this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of each other party hereto, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of each Shareholder and Seller enforceable against such Shareholder and Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by each Shareholder and Seller as contemplated hereby and thereby constitute legal, valid and binding obligations of each other party hereto, such instruments and agreements will constitute legal, valid and binding obligations of such Shareholder and Seller enforceable against such Shareholder and Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)    The execution of this Agreement and all other instruments and agreements to be delivered by each Shareholder and Seller as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, except, in the case of clauses (ii)-(iv) below, to the extent that would not be material to the Subject Companies (i) conflict with any of the provisions of the articles of incorporation, bylaws, trust agreement or other equivalent charter documents of such Shareholder, the Seller or any of the Subject Companies; (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of such Shareholder, the Seller or the Subject Companies; (iii) conflict with or result in a breach of, or constitute a default under, or, other than as provided in Section 3.2(b) of the Seller’s Disclosure Letter, result in the acceleration of any obligation or loss of any benefits under, any Company Contract, Company Permit or other instrument to which such Shareholder, the Seller or any of the Subject Companies is a party or by which any of its property or assets are bound; or (iv) subject to (A) the applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.2(b) of the Seller’s Disclosure Letter, contravene any Law or any Order applicable to such Shareholder, the Seller, any Subject Company or by which any properties or assets of such Shareholder, the Seller or any Subject Company are bound.

Section 3.3    Ownership of Shares. Seller has good and valid title to the Shares free and clear of all Liens, and is the record and beneficial owner thereof. Such Shares were acquired by Seller in compliance with applicable Law. Other than this Agreement, there is no outstanding Contract with any Person for such Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any of the Subject Companies. At the Closing, Seller will convey good and valid title to such Shares, free and clear of all Liens, Orders, Contracts or other limitations whatsoever.

Section 3.4    The Subject Companies.

(a)The Subject Companies are companies duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which they were incorporated and have the requisite corporate power and authority and all necessary Permits to own, lease and operate their properties and to carry on their businesses as now being conducted. Each Subject Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that are not material to such Subject Company not qualified, licensed or in good standing.

(b)Except as provided in Section 3.4(b) of the Seller’s Disclosure Letter, there are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Subject Companies other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(c)Except for the outstanding dividends and capital reimbursements as provided in Section 3.4(c) of the Seller’s Disclosure Letter, there are no dividends payable by any of the Subject Companies or contributions for future capital increases in favor of any of the Subject Companies.

Section 3.5    Capitalization of the Company. The authorized capital stock of the Company is set forth in Section 3.5(a) of the Seller’s Disclosure Letter hereto and conforms to the information entered into the Company’s stock ledger. The Shares constitute all the issued and outstanding equity interests of the Company and are represented by stock certificates validly issued by the Company. The Shares have been duly authorized and validly issued and subscribed and are fully paid and are non-assessable, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. Except for the Shares, no shares of capital stock or other equity interests of the Company are issued, reserved for issuance or outstanding. None of the Company, any Shareholder nor the Seller is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company, pursuant to which a Shareholder, the Seller or the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in the Company. There are no outstanding or authorized (i) stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in the Company, (ii) dividends payable by the Company or (iii) bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter, other than those set forth in Section 3.5 of the Seller’s Disclosure Letter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company.

Section 3.6    Capitalization of the Company’s Subsidiaries.

(a)The authorized capital stock and owners of each of the Company’s Subsidiaries is set forth in Section 3.6(a) of the Seller’s Disclosure Letter hereto and conforms to the information entered into each such Subsidiary’s stock ledger. The shares set forth in

Section 3.6(a) of the Seller’s Disclosure Letter constitute all the issued and outstanding equity interests of each of the Company’s Subsidiaries and are represented by stock certificates validly issued by each such Subsidiary. Such shares have been duly authorized and validly issued and subscribed and are fully paid and non-assessable, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. The Company or one or more of the Company’s Subsidiaries is the record and beneficial holder of all or the majority of the issued and outstanding equity interests of the Company’s Subsidiaries as set forth on Section 3.6(a) of the Seller’s Disclosure Letter, free and clear of all Liens. No shares of capital stock or other equity interests of each of the Company’s Subsidiaries are issued, reserved for issuance or outstanding. None of the Company, any Shareholder, the Seller nor any of the Company’s Subsidiaries are a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company’s Subsidiaries, pursuant to which any of the Company, any Shareholder, the Seller or any of the Company’s Subsidiaries is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, shares of capital stock of or other equity or voting interests in, any of the Company’s Subsidiaries or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of or other equity or voting interests in any of the Company’s Subsidiaries.

(b)There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. None of the Company’s Subsidiaries have any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of any of the Company’s Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries. Section 3.6(b) of the Seller’s Disclosure Letter sets forth all shares or other equity interests that are owned by the Company or the Subject Companies that are not Subsidiaries and all such shares or other equity interests are owned by them free and clear of any and all Liens.

Section 3.7    Consents and Approvals. Assuming all required Antitrust Filings are made and clearances and/or approvals thereunder received and that any and all filings, authorizations and other consents applicable to the Purchaser are made and obtained, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by each Shareholder or Seller, or the consummation by each Shareholder or Seller of the transactions contemplated by this Agreement, except for those set out in Section 3.7 of the Seller’s Disclosure Letter.

Section 3.8    Financial Statements; Undisclosed Liabilities.

(a)The Company has furnished Purchaser with (i) the audited consolidated balance sheet of the Company and the Company’s Subsidiaries as of December 31, 2011 (the “Balance Sheet Date”), December 31, 2010 and December 31, 2009, the related audited consolidated statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 (collectively, the “Audited Financial Statements”); and (ii) the interim unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries as of September 30, 2012 (the “September 2012 Balance Sheet”), and the related interim unaudited consolidated statements of income, stockholders’ equity and cash flows, retained earnings and changes in financial position for the nine (9) months then ended. The consolidated financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and in the case of the September 2012 Balance Sheet, except for the absence of notes thereto and subject to normal year-end audit adjustments, have been prepared in accordance with GAAP.

(b)The Audited Financial Statements fairly present, in all material respects and unless otherwise specified therein, the consolidated financial position of the Company and the Company’s Subsidiaries, taken as a whole, as of the Balance Sheet Date, December 31, 2010 and December 31, 2009, respectively, and the related consolidated statements of income, stockholders’ equity and cash flows fairly present, in all material respects, the consolidated results of operations, stockholders’ equity and cash flows of the Company and the Company’s Subsidiaries, taken as a whole, for the fiscal years then ended unless otherwise specified therein. The September 2012 Balance Sheet of the Company and the Company’s Subsidiaries and the related interim unaudited consolidated statement of income fairly present, in all material respects, the financial position of the Company and the Company’s Subsidiaries, taken as a whole, as of the date thereof and the related consolidated statement of income fairly presents, in all material respects, the results of the operations of the Company and the Company’s Subsidiaries, taken as a whole, for the period indicated.

(c)Except as set forth in Section 3.8(c) of the Seller’s Disclosure Letter, the Subject Companies have no Liabilities that are not already reflected in the Financial Statements in compliance with GAAP, except for Liabilities incurred in the Ordinary Course of Business.

(d)Since the Balance Sheet Date, no event has occurred which has resulted in, or is likely to result in, a Material Adverse Effect.

Section 3.9    Compliance with Laws; Permits.

(a)The Subject Companies have conducted their respective businesses in compliance in all material respects with all applicable Laws, and have not received written notice of any material violation or non-compliance thereof.

(b)Except as set forth in Section 3.9(b) of the Seller’s Disclosure Letter, (i) each of the Subject Companies owns or possesses, and is in compliance with all material Permits which are necessary to lawfully enable it to carry on its business and to own, lease, use or operate its assets and properties (each, a “Company Permit”), free and clear of any Liens (other than Permitted Liens); (ii) all of such Company Permits are valid, binding and in full force and effect; (iii) the Subject Companies have not received any written notice or claim from any Governmental Entity or other Person that asserts, or raises the possibility of assertion of, any noncompliance with any Company Permit and, no condition or state of facts exists that would provide a basis for any such assertion; and (iv) no loss, revocation, withdrawal, suspension, cancellation, termination of, or modification or expiration of any such Company Permits is pending or reasonably foreseeable (other than expiration upon the end of any term).

(c)No Subject Company or, to the Knowledge of Seller, any of the Subject Companies’ directors or employees or any other Person acting on behalf of any such Person has, with respect to the business of the Subject Companies, directly or indirectly, (1) in the case of the Subject Companies operating in the U.S. identified in Section 3.9(c) of the Seller’s Disclosure Letter, taken any action that would cause such Subject Companies to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, and (2) in the case of Subject Companies operating outside the U.S., taken any action that would cause such Company Companies to be in violation of the applicable anti-bribery Laws of the places where such Subject Companies operate or any other Law applicable to the conduct of business with Governmental Entities or agents or representatives thereof.

Section 3.10    Litigation. Except as set forth in Section 3.10 of the Seller’s Disclosure Letter, the Subject Companies are not party to, and have not received written notice of, any action, claim, demand, proceeding, audit or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, by or before any court, tribunal, arbitrator or other Governmental Entity or any other Person (a “Proceeding”), and no such Proceeding is pending or, to the Knowledge of the Seller, threatened (i) against, relating to or involving any of the Subject Companies or any properties or assets (including Permits) owned, leased or used by the Subject Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby, and to the Knowledge of the Seller, no event has occurred or condition or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding referenced in this Section. No Proceedings, whether voluntary or involuntary, are pending or to the Knowledge of the Seller threatened against any of the Subject Companies or any Shareholder or the Seller, nor are any of the Subject Companies or any Shareholder or the Seller contemplating any such Proceedings, under the bankruptcy Laws and/or receivership or similar Laws of the United States, or any State thereof, or of any other country or jurisdiction.

Section 3.11    Tax Matters. Except as disclosed in Section 3.11 of the Seller’s Disclosure Letter:

(a)(i) The Subject Companies have timely filed all Tax Returns that they are required to file, and have paid all Taxes thereon as owing; (ii) the Subject Companies have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under Law; (iii) all statutory Tax reports have been timely filed before the Tax Authorities by the external auditors of the Subject Companies, and the Subject Companies have maintained all documents and records relating to such Tax Returns as required by Law; and (iv) all Tax Returns for all open periods filed by the Subject Companies correctly reflect in all material respects the matters required to be reported therein including, where appropriate, income, expenses, deductions, credits, loss carryovers and Taxes due.

(b)Section 3.11 (b) of the Seller’s Disclosure Letter lists all Income Tax Returns filed with respect to the Subject Companies for taxable periods ended on or after December 31, 2007, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Subject Companies since December 31, 2007.

(c)None of the Subject Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)None of the Subject Companies is a party to any Income Tax allocation or sharing agreement.

(e)For all transactions between the Subject Companies and any non-resident Person with whom any of the Subject Companies was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, each of the Subject Companies has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act of Canada.

(f)When so required, each Subject Company is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act of Canada with respect to the goods and services tax and harmonized sales tax and the registration of the Company is 10198-0837-RC0002.

(g)There are no Tax Audits pending or, to the Knowledge of Seller, threatened with respect to any Tax Returns or Taxes due from (whether as a result of an assertion of a deficiency or otherwise) of any of the Subject Companies.

(h)The Financial Statements provide for reserves and allowances, in each case adequate to satisfy all Taxes payable (including Taxes accrued or accruable but not yet required to be paid) relating to the Subject Companies for all taxable periods or portions thereof through the Closing.

(i)None of the Subject Companies has received a Tax ruling or entered into a closing agreement or other agreement relating to Taxes with any Governmental Entity which would apply after the Closing Date.

(j)To the Knowledge of Seller, all transactions entered into by any of the Subject Companies with any related party during any period for which the statute of limitations for any Tax has not expired or for which a taxable year remains open have been carried out in accordance with applicable Tax Laws, and all of the Subject Companies have complied with all applicable transfer pricing disclosure, documentation, reporting or other requirements.

Section 3.12    Personal Property. Except as disclosed in Section 3.12 of the Seller’s Disclosure Letter, each of the Subject Companies has good title to, or a valid interest in, or right to use, as applicable, all personal property used in its business (including machinery and equipment), in each case, free and clear of any Liens other than Permitted Liens (the “Company Personal Property”). The Company Personal Property is in good operating condition, ordinary wear and tear excepted.

Section 3.13    Intellectual Property.

(a)Section 3.13 of the Seller’s Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Intellectual Property owned by the Subject Companies, and a description of any royalties paid or received by the Subject Companies with respect thereto. The Subject Companies own or have the right to use, free and clear of all Liens, except for Permitted Liens, all Intellectual Property necessary to conduct their respective businesses substantially as presently conducted except where the failure to so own or have such right, or the presence of such Liens, would be immaterial to the Subject Companies, taken as a whole.

(b)Except as disclosed in Section 3.13(b) of the Seller’s Disclosure Letter, the Subject Companies have not received written notice of any claim challenging the use or ownership by the Subject Companies of any Intellectual Property, except for claims that would be immaterial to the Subject Companies, taken as a whole.

(c)To the Knowledge of Seller, the Subject Companies use of Trademarks and Patents does not infringe any Trademark or Patent, as the case may be, of any third party. During the past two years no third party has made any written claim or demand or instituted any Proceeding against any Subject Company, or to the Knowledge of Seller, threatened the same, and neither Seller nor any of Subject Company has received any written notice, that (i) challenges the rights of the Subject Companies in respect of any of the Patents or Trademarks utilized by the Subject Companies or (ii) asserts that the operation of the business of any Subject Company is or was infringing, misappropriating or otherwise violating the intellectual property rights of any third party. None of the Patents or Trademarks utilized by the Subject Companies is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any Governmental Entity.

Section 3.14    Insurance.

(a)Section 3.14(a) of the Seller’s Disclosure Letter sets forth a list, as of the date hereof, of all material insurance and bonds policies maintained by the Subject Companies or with respect to which a Subject Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Except as disclosed in Section 3.14(a) of the Seller’s Disclosure Letter, the Insurance Policies are valid and in full force and effect. There is no material Proceeding by any Subject Company under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

(b)Section 3.14(b) of the Seller’s Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all pending claims and the claims history of the Subject Companies for the past three (3) years (including with respect to insurance obtained but not currently maintained).

Section 3.15    Employee Benefits and Labor Relations.

(a)Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other severance pay, salary continuation, bonus, incentive, stock option, retirement, profit sharing, deferred compensation or other employee benefit plan, contract, program, fund, or arrangement (whether written or oral) and any trust, escrow, or similar agreement related thereto, in each case maintained, contributed to, or required to be contributed to, by any

Subject Company or any organization which, together with any Subject Company, would be treated as a “single employer plan” within the meaning of Section 414(b) or (c) of the Code (an “ERISA Affiliate”) or to which any Subject Company or ERISA Affiliate contributes (or has any obligation to contribute) or is a party as of the date hereof, excluding any Non-U.S. Employee Benefit Plan (as defined below)(collectively, the “U.S. Employee Benefit Plans”) is listed on Section 3.15(a)(i) of the Seller’s Disclosure Letter. Except as set forth in Section 3.15(a)(ii) of the Seller’s Disclosure Letter: (i) each U.S. Employee Benefit Plan (other than any U.S. Employee Benefit Plan that is a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, covered by Title IV of ERISA (a “U.S. Multiemployer Plan”)) is in compliance in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms; (ii) each U.S. Employee Benefit Plan (other than any U.S. Multiemployer Plan) which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, has received a favorable determination letter or opinion letter from the Internal Revenue Service (“IRS”) or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of such qualified status or any such determination letter or opinion letter; (iii) no Subject Company, nor to the Knowledge of Seller any other Person has breached any fiduciary duty under any applicable Law with respect to any U.S. Employee Benefit Plan; (iv) the actuarial present value of the accumulated plan benefits (whether or not vested) under any U.S. Employee Benefit Plan covered by Title IV of ERISA (other than any U.S. Multiemployer Plan), as of the close of its most recent plan year did not exceed the fair value of the assets allocable thereto; (v) no U.S. Employee Benefit Plan covered by Title IV of ERISA (other than any U.S. Multiemployer Plan) has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan; (vi) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect any U.S. Employee Benefit Plan covered by Title IV of ERISA (other than any U.S. Multiemployer Plan); (vii) no U.S. Employee Benefit Plan (other than any U.S. Multiemployer Plan) subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or of ERISA; (viii) the Subject Companies and each ERISA Affiliate have made all contributions to each U.S. Multiemployer Plan required by the terms of each such U.S. Multiemployer Plan or any collectively bargained agreement; (ix) none of the Subject Companies nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any U.S. Multiemployer Plan and none of the Subject Companies nor any ERISA Affiliate would be subject to any such withdrawal liability if, as of close of the most recent fiscal year of any such plan ended prior to the date hereof, any Subject Company or any ERISA Affiliate were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such plan; (x) no Subject Company, nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any U.S. Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (xi) no liability, claim, action or litigation, has been made, commenced or, to the Knowledge of Seller, threatened with respect to any U.S. Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

(b)Each employee benefit plan maintained by the Subject Companies, or to which any Subject Company contributes (or has an obligation to contribute) as of the date hereof, outside the U.S. primarily for the benefit of employees residing outside the U.S., but excluding any such plan sponsored in whole or in part by any government, governmental entity or union or employee organization or any other person other than any of the Subject Companies (collectively, the “Non-U.S. Employee Benefit Plans”) is listed on Section 3.15(b)(i) of the Seller’s Disclosure Letter. Except as set forth in Section 3.15(b)(ii) of the Seller’s Disclosure Letter: (i) each Non-U.S. Employee Benefit Plan is in compliance in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms; (ii) each Non-US Employee Benefit Plan which is intended to qualify for special tax treatment meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to result in the loss or revocation of such status; (iii) no Subject Company, nor, to the Knowledge of Seller, any other person has breached any fiduciary duty under applicable law with respect to any Non-U.S. Employee Plan; (iv) no claim, action or litigation has been made, commenced or, to the Knowledge of Seller, threatened in writing with respect to any Non-U.S. Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims); (v) each Non-U.S. Employee Benefit Plan that provides for pension benefits is funded in compliance with all applicable Laws; and (vi) each Non-U.S. Employee Benefit Plan required to be registered with applicable Governmental Entities has been so registered and has been maintained in good standing with the applicable Governmental Entities. The consummation of the transactions contemplated by this Agreement will not result in (x) any obligation of any member of the Subject Company to make any compensation or benefit, (y) an increase in the amount of compensation or benefits or (y) the acceleration of the vesting or timing of payment of any compensation or benefit, in each case, payable to or in respect of any Employee.

(c)Section 3.15(c) of the Seller’s Disclosure Letter sets forth all of the collective bargaining agreements with labor unions to which any of the Subject Companies is a party or bound as of the date hereof. The consent or the consultation of or the formal rendering of advice by the employee representative bodies referenced in Section 3.15(c) of the Seller’s Disclosure Letter is not required to execute this Agreement or to consummate the transactions contemplated hereby. Except as set forth in Section 3.15(c) of the Seller’s

Disclosure Letter, there has not been, there is not presently pending or existing, and to the Knowledge of Seller there is no threatened, (i) strike, slowdown, picketing, or work stoppage, or (ii) any Proceeding against or affecting any member of the Subject Companies relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with any Governmental Entity, organizational activity, or other labor or employment dispute against or affecting any member of the Subject Companies or their premises. Each of the Subject Companies has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. Except as set forth in Section 3.15(c) of the Seller’s Disclosure Letter, no Subject Companies member is liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

Section 3.16    Transactions with Related Parties.

(a)Section 3.16(a) of the Seller’s Disclosure Letter sets forth a list of all Related Party Transactions existing as of the date hereof.

(b)Except as set forth in Section 3.16(b) of the Seller’s Disclosure Letter, (i) no shareholder or officer of any Shareholder, the Seller or any Subject Company, or any of their respective Affiliates nor any family member within the first two degrees in ascending or descending line, and within the first four degrees collaterally, of any of the foregoing Persons has any direct or indirect ownership or other interest in any Person with which any of the Subject Companies competes or has a business relationship; (ii) no Shareholder nor Seller or Affiliate of any Shareholder or Seller nor any family member within the first two degrees in ascending or descending line, and within the first four degrees collaterally of any of the foregoing Persons owns or holds title to or possession, directly or indirectly, of any asset or Permit used or required for the operation of the Subject Companies’ business; and (iii) there are no outstanding obligations (whether under Contract or otherwise) between any Subject Company and any Shareholder, the Seller or any of their respective Affiliates (other than the Subject Companies). Notwithstanding the foregoing, it is understood that Section 3.16(b) of the Seller’s Disclosure Letter will not set forth any of the information required in (b)(i) above with respect to intra company business relationships which exist solely between the Subject Companies.

(c)Except as set forth on Section 3.16(c) of the Seller’s Disclosure Letter, none of the Subject Companies are indebted to any Shareholder, the Seller or any Subject Company, or any of their respective shareholders, employees or directors (or to their family members within the first two degrees in ascending or descending line, and within the first four degrees collaterally) in any amount whatsoever, other than for salaries, benefits and other compensation incurred in the Ordinary Course of Business. Except as set forth on Section 3.16(c) of the Seller’s Disclosure Letter, no Shareholder, Seller nor any Subject Company, nor any of their respective shareholders, employees or directors (nor to their family members within the first two degrees in ascending or descending line, and within the first four degrees collaterally) is indebted to any of the Subject Companies in any amount whatsoever.

Section 3.17    Company Contracts.

(a)Section 3.17(a) of the Seller’s Disclosure Letter lists those Contracts (“Company Contracts”) to which the Subject Companies are as of the date hereof, a party or by which the Subject Companies or any of their assets are bound or otherwise subject, but excluding the Ancillary Agreements, and that:

(i)create (A) any annual payment obligation of any of the Subject Companies of more than $150,000 (or the equivalent amount in another currency) annually or (B) aggregate payment obligations of the Subject Companies of more than $250,000 (or the equivalent amount in another currency);

(ii)provide for annual capital expenditures in excess of $250,000 individually, or in the aggregate, or for the disposition of any portion of the assets or business of the Subject Companies in excess of $300,000;

(iii)is a customer, distribution, supply or agency Contract which is: (A) reasonably likely to involve consideration of more than $150,000, in the aggregate, over the term of such Contract; (B) has a remaining term of six (6) months or more; or (C) is an agreement with a concessionaire;

(iv)is a partnership, joint venture or other similar Contract;

(v)is a Contract whereby any of the Subject Companies has granted to any Person any right to use any Company Intellectual Property and any Contract whereby any of the Subject Companies has been granted any right by any Person to license and/or use Intellectual Property (“IP Licenses”);

(vi)is a Contract to which a Governmental Entity is a party;

(vii)limits or restricts any Subject Company from competing, engaging in any business in any jurisdiction or from owning, operating, selling, transferring, pledging or otherwise disposing of or encumbering any of its assets or in any way participating in any business (in any capacity) (other than agreements principally with respect to another subject matter that contain, as part thereof, confidentiality or secrecy provisions);

(viii)evidences or governs Funded Indebtedness of any of the Subject Companies;

(ix)grants to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any of the Subject Companies’ assets (tangible or intangible);

(x)creates any mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar agreement with respect to any of the Company Personal Property or the Real Properties;

(xi)relates to any interest rate, foreign currency swap, derivative, hedging or similar transaction; and

(xii)sets out any outstanding guaranty or indemnification obligation, direct or indirect, by the Subject Companies.

(b)Notwithstanding anything to the contrary in this Section 3.17, “Company Contracts” shall not include immaterial Contracts that will be fully performed or satisfied as of or prior to Closing.

(c)(i) All material Company Contracts are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Subject Companies and, to the Knowledge of Seller, of the other parties thereto, and are enforceable by and against the Subject Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); (ii) neither the Subject Companies nor, to the Knowledge of Seller, any other Person is in material breach or violation or default under any Company Contract; and (iii) to the Knowledge of Seller, no event has occurred which would result in a material breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of the Subject Companies or any Person or to a loss of any material benefit to which any of the Subject Companies is entitled under (in each case, with or without notice or lapse of time, or both) any Company Contract.

Section 3.18    Real Properties; Real Property Leases.

(a)Section 3.18(a) of the Seller’s Disclosure Letter lists all real property owned by any of the Subject Companies (“Real Properties”), including location and dimensions. The respective Subject Company has good and marketable title over the respective Real Properties, which title is free and clear of any Liens except for Permitted Liens and those Liens identified in Section 3.18(a) of the Seller’s Disclosure Letter.

(b)Section 3.18(b) of the Seller’s Disclosure Letter contains a list as of November 9, 2012 of all (i) real property leased to or from the Subject Companies; and (ii) leases of material real property (collectively, the “Real Property Leases”) to which any of the Subject Companies is a party (as lessee, sublessee, sublessor or lessor). Seller shall update such list as of the Closing Date. All Real Property Leases are valid, binding and in full force and effect and constitute legal, valid and binding obligations of the Subject Companies and, to the Knowledge of Seller, of the other parties thereto, and are enforceable by and against the Subject Companies in accordance with their respective terms (except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally); (ii) neither the Subject Companies nor, to the Knowledge of Seller, any other Person is in material breach or violation or default under any such Real Property Lease.

(c)There are no limitations or contractual or legal restrictions that preclude or restrict the ability to use any parcel of Real Property or any buildings, structures or improvements located thereon for the uses for which they are currently being used.

(d)Except as set forth on Section 3.18(d) of the Seller’s Disclosure Letter, the Subject Companies do not own, lease, operate or otherwise use, nor have the Subject Companies owned, leased, operated or otherwise used, any manufacturing plant or facility, blending station or distribution facility.

(e)    The Shares are not a U.S. real property interest for purposes of Treasury Regulation Section 1.897-2(g)(1)(ii) and (h)(1)(i), and the Company has furnished a statement to that effect to each Seller that is a foreign person.

Section 3.19    Bank Accounts. Section 3.19 of the Seller’s Disclosure Letter contains a complete and accurate list showing (i) the name and address of each bank or other financial institution in which each of the Subject Companies has an account or safe deposit box, the number and nature of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto; and (ii) the names of all Persons, if any, holding powers of attorney or other authority (express, implied or ostensible) from any of the Subject Companies to enter into any contract or commitment on each of their behalf and a summary statement of the terms thereof.

Section 3.20    Environmental Matters.

(a)Except as set forth in Section 3.20(a) of Seller’s Disclosure Letter:

(i)each Subject Company is currently, and in the past five (5) years has been, in compliance in all material respects with all Environmental Laws;

(ii)each Subject Company possesses and is in compliance with all applicable permits, approvals, licenses, and certificates required under Environmental Law to operate its business (the “Environmental Approvals”) are in full force and effect and there is no Claim or proceeding in existence or in progress or, to the Knowledge of Seller, threatened, which may result in the cancellation, revocation, temporary or permanent suspension or material modification of any such Environmental Approval;

(iii)none of the Subject Companies has received any written notice from any Governmental Entity or third party, and to the Knowledge of Seller, there is no pending or threatened claim, litigation, administrative proceeding, or investigation with respect to any actual or alleged noncompliance by any Subject Company with, or Liability of any Subject Company under, Environmental Laws;

(iv)none of the Subject Companies is undertaking or has planned any investigation, remedial action or other works in respect of any Hazardous Substance present or allegedly present in soil, sub-soil, surface water, sub-surface water or groundwater at, in, on, under, or in any way materially affecting any Real Property or any other property owned or occupied by any of the Subject Companies or any other location, whether voluntarily or pursuant to a regulatory or other notice or mandate; and

(v)the Real Property is not and, to the Knowledge of Seller, has not at any time been deemed by any Governmental Entity or under any Environmental Laws, as a Hazardous Substances disposal site, Hazardous Substances handling facility, contaminated site, environmental emergency or environmental contingency.

(b)Each of the Subject Companies have made available to the Purchaser true and complete copies and results of any material reports, certificates, studies, analyses, tests, or monitoring initiated by and in the possession of any of the Subject Companies pertaining to Hazardous Substances at, in, on, or under any property owned or occupied by any of the Subject Companies.

Section 3.21    Brokers. Except for HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Shareholders, the Seller or the Subject Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Subject Companies or for which any Subject Company has any Liabilities.

Section 3.22    Inventory. All inventory of the Subject Companies, whether or not reflected in the Financial Statements consists of a quality and quantity usable and salable in the Ordinary Course of Business, all of which has been written off or written down to net realizable value in the Financial Statements, or on the accounting records of the Subject Companies as of the Closing, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Subject Companies.

Section 3.23    Proceedings. Seller has not received written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Seller, no such Proceedings are threatened.

Section 3.24    Product Liability.

(a)    During the past five (5) years, no product liability, product warranty, recall or similar claims have been made against any Subject Company. No Subject Company has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided in connection with, the business of the Subject Companies) notice of any (i) claim or allegation of personal injury, death, or property or economic damages, (ii) product recall, (iii) claim for punitive or exemplary damages, (iv) claim for contribution or indemnification, or (v) claim for injunctive relief.

(b)    To the Knowledge of Seller, no Subject Company, nor any predecessor or Affiliate thereof, has manufactured, sold, distributed, marketed or installed any asbestos or lead containing products, where the asbestos or lead quantities or qualities in such products would have been in breach of the standards permitted by the applicable Law in force during such period. No Subject Company has in the last twenty (20) years received (in connection with any product containing asbestos or lead manufactured, sold or distributed by the business of the Subject Companies) notice of any (i) claim or allegation of personal injury, death, or property or economic damages, (ii) product recall, (iii) claim for punitive or exemplary damages, (iv) claim for contribution or indemnification or (v) claim for injunctive relief, in each case, related to asbestos or lead containing products.

Section 3.25    No Additional Representations. Except for the representations and warranties contained in this Article III, none of the Shareholders, the Seller nor any other Person on behalf of any Shareholder or the Seller makes any express or implied representation or warranty with respect to such Shareholder, the Seller or the Subject Companies or with respect to any other information provided to Purchaser in connection with the transactions contemplated by this Agreement, and Purchaser acknowledges that it has not relied on any representation or warranty by any Person in entering into this Agreement other than the representations and warranties set forth in this Article III. Except as expressly set forth herein, the condition of the assets of the Subject Companies shall be “as is” and “where is” and such Shareholder and the Seller makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Subject Companies or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither the Shareholder nor Seller is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of Subject Companies. It is understood that any Due Diligence Materials made available to Purchaser or Purchaser’s Affiliates or Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of any Shareholder, the Seller or their respective Affiliates or their respective Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF SHERWIN-WILLIAMS AND PURCHASER

Sherwin-Williams and Purchaser hereby jointly represent and warrant, as of the date hereof and as of the Closing, to the Shareholders and Seller as follows:

Section 4.1    Due Organization, Good Standing and Corporate Power.

Sherwin-Williams and Purchaser are validly existing and in good standing (or the equivalent thereof) under the Laws of Ohio and have the requisite corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate their properties and to carry on their businesses as now being conducted. Each of Sherwin-Williams and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Neither Sherwin-Williams nor Purchaser is in violation of any of the provisions of its certificate of incorporation or by-laws.

Section 4.2    Authorization; Non-contravention.

(a)Each of Sherwin-Williams and Purchaser has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by Sherwin-Williams and Purchaser as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Sherwin-Williams and Purchaser of this Agreement, the Escrow Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby, the consummation by them of the transactions contemplated hereby and thereby and the performance of their obligations hereunder and thereunder have been duly authorized and approved by the board of directors of Sherwin-Williams and Purchaser. This Agreement and the Escrow Agreement have been, and all other instruments and agreements to be executed and delivered by Purchaser as contemplated hereby and thereby will be, duly executed and delivered by Sherwin-Williams and Purchaser. Assuming that this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of each Shareholder, the Seller and each other Person (other than Sherwin-Williams and Purchaser) party thereto, this Agreement and the Escrow Agreement constitute legal, valid and binding obligations of Sherwin-Williams and Purchaser, enforceable against Sherwin-Williams and Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by Purchaser as contemplated hereby and thereby constitute legal, valid and binding obligations of the Shareholders, the Seller and each other Person (other than Sherwin-Williams and Purchaser) party thereto, such instruments and agreements will constitute legal, valid and binding obligations of Sherwin-Williams and Purchaser enforceable against Sherwin-Williams and Purchaser in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b)The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Purchaser as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of Sherwin-Williams or Purchaser, as amended to the date of this Agreement; (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Sherwin-Williams or Purchaser is a party or by which Sherwin-Williams or Purchaser or any of its properties or assets is bound; or (iii) subject to (A) the applicable Antitrust Laws and (B) the approval of the board of directors of Sherwin-Williams and Purchaser, contravene any Law or any Order applicable to Sherwin-Williams and Purchaser or by which any of their properties or assets are bound.

Section 4.3    Consents and Approvals. Assuming all required Antitrust Filings are made, and clearances thereunder received, no consent of or filing with any Governmental Entity or any other Person must be obtained or made in connection with (i) the execution and delivery of this Agreement by Sherwin-Williams and Purchaser; or (ii) the consummation by Sherwin-Williams and Purchaser of the transactions contemplated by this Agreement.

Section 4.4    Broker’s or Finder’s Fee. Except for Goldman Sachs & Co. no agent, broker, Person or firm acting on behalf of Sherwin-Williams or Purchaser is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from Sherwin-Williams or Purchaser.

Section 4.5    Financing. Purchaser and/or Sherwin-Williams, on the Closing Date, will have sufficient funds available to consummate the purchase of the Shares and the other transactions contemplated by this Agreement.

Section 4.6    Solvency. Assuming the accuracy of all of the Shareholders and the Seller’s representations and warranties, immediately after giving effect to the transactions contemplated by this Agreement, Sherwin-Williams, Purchaser and their respective Subsidiaries shall be Solvent. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (b) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. For purposes of the definition of “Solvent” (i) “debt” means liability on a “claim” and (ii) “claim” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

Section 4.7    Proceedings. Neither Sherwin-Williams nor Purchaser has received, as of the date hereof, written notice of any Proceedings that are pending that challenge, or that may have the effect of preventing, delaying, making illegal any of the transactions contemplated by this Agreement and, to the Knowledge of Purchaser, no such Proceedings are threatened.

Section 4.8    Experienced Investor. Sherwin-Williams (i) is an investor experienced in the ownership of businesses similar to the Subject Companies; (ii) has knowledge and experience in financial, business and investment matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement; and (iii) has the ability to bear the economic risks of the transactions contemplated by this Agreement.

Section 4.9    Investigation by Sherwin-Williams. Sherwin-Williams has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Subject Companies, which investigation, review and analysis was conducted by Sherwin-Williams and Sherwin-Williams’ Affiliates and to the extent Sherwin-Williams deemed appropriate. In entering into this Agreement, Sherwin-Williams and Purchaser acknowledge that they have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Shareholders or Seller (except the specific representations and warranties of Shareholders and Seller set forth in Article III), and Sherwin-Williams and Purchaser acknowledge and agree, to the fullest extent permitted by Law, that:

(i)Sherwin-Williams and Purchaser have not relied on any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (A) any of the information set forth in management presentations relating to the Subject Companies made available to Sherwin-Williams and Sherwin-Williams’ Affiliates or Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Subject Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of Sherwin-Williams and Sherwin-Williams’ Affiliates or Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form (such information, collectively, “Due Diligence Materials”), or (B) the pro-forma financial information, projections or other forward-looking statements of the Subject Companies, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(ii)without limiting the generality of the foregoing, Shareholders and Seller make no representation or warranty regarding any third party beneficiary rights or other rights which Sherwin-Williams or Purchaser might claim under any studies, reports, tests or analyses prepared by any third parties for the Subject Companies, even if the same were made available for review by Sherwin-Williams or Sherwin-Williams’ Representatives; and

(iii)without limiting the generality of the forgoing, Sherwin-Williams and Purchaser expressly acknowledge and agree that none of the documents, information or other materials provided to them at any time or in any format by the Company or any of their Affiliates or Representatives constitute legal advice, and Sherwin-Williams and Purchaser waive all rights to assert that they received any legal advice from Seller, any of its Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 4.10    Exclusivity of Representations. The representations and warranties made by Sherwin-Williams and Purchaser in this Article IV are the exclusive representations and warranties made by Sherwin-Williams and Purchaser. Sherwin-Williams and Purchaser hereby disclaim any other express or implied representations or warranties with respect to themselves or any other Person.

Article V

COVENANTS

Section 5.1    Access to Information Concerning Properties and Records. Seller, after the date hereof through Closing Date, shall, and shall cause the Subject Companies to, (i) provide, to Purchaser and Purchaser’s Representatives access, as reasonably requested in writing by Purchaser, to the offices, properties, books and records of the Subject Companies (it being understood that such access will be coordinated through Seller, and granted during regular business hours upon reasonable advance notice in writing, and provided that any such access by Purchaser shall not unreasonably interfere with the conduct of the business of the Subject Companies); and (ii) furnish to Purchaser and Purchaser’s Representatives such financial and operating data and other information relating to the Subject Companies as such Persons may reasonably request; provided, that, Purchaser will not have access to (A) individual performance or evaluation records; (B) information that is subject to attorney-client privilege or other privilege; (C) information that, in the reasonable opinion of Seller or the Subject Companies, would (1) result in a breach of confidentiality obligations to which Seller or the Subject Companies are bound or (2) result in a violation of applicable Laws, including Antitrust Laws; and provided, further, (3) that such access shall not unreasonably disrupt the operations of the Subject Companies. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Shareholders or Seller hereunder.

Section 5.2    Confidentiality.

(a)Information obtained by Purchaser and Purchaser’s Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Sherwin-Williams, dated July 23, 2012 (the “Confidentiality Agreement”).

(b)Each Shareholder and Seller acknowledge that it is in possession of Confidential Material. Each Shareholder and Seller shall, and shall cause its current shareholders to treat confidentially and not disclose all or any portion of such Confidential Material and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose. Each Shareholder and Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for such Shareholder and Seller to consummate the transactions contemplated by this Agreement. If Shareholder, the Seller or their current shareholders are requested or required to disclose (after such Shareholder or the Seller has used its commercially reasonable efforts (litigation excepted) to avoid such disclosure and, to the extent not prohibited by Law, after promptly advising and consulting with Purchaser about such Shareholder’s or the Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), to the extent not prohibited by Law, such Shareholder or the Seller shall provide Purchaser with prompt notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Shareholder or the Seller may disclose only that portion of the Confidential Material which such Person’s counsel advises is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Shareholder or the Seller shall exercise its commercially reasonable efforts (excluding litigation), at Purchaser’s sole cost, to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed.

Section 5.3    Conduct of the Business of the Subject Companies Pending the Closing Date.

(a)The Parties acknowledge that the Original Stock Purchase Agreement contained certain provisions regarding the conduct of the Subject Companies business since November 9, 2012. Accordingly, during the period commencing on November 9, 2012 and ending on the Closing Date, the Subject Companies and the Company shall, and shall cause each of the Company’s Subsidiaries to, continue to conduct their respective operations (including their respective working capital practices) only in the Ordinary Course of Business consistent with past practice, including by complying in all material respects with all applicable Laws, maintaining all assets and properties of, or used by the Subject Companies, and timely filing all Tax Returns and timely paying all Taxes due as well as timely withholding and paying all Taxes required to be withheld and paid prior to the Closing Date, and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain their respective relationships with licensors, suppliers, distributors, clients and others having business relationships with them.

(b)From November 9, 2012 until the earlier to occur of the Closing Date or such date as this Agreement is terminated in accordance with Article VII, Seller agrees, that, except as (i) expressly required or permitted by this Agreement; (ii) required by applicable Law; or (iii) as otherwise consented to in advance in writing by Sherwin-Williams or Purchaser provided that such consents do not violate applicable Law (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause the Subject Companies not to:

(i)sell any material assets of the Subject Companies or purchase any material asset, other than assets sold and purchased in the Ordinary Course of Business;

(ii)create, incur or assume any Funded Indebtedness;

(iii)grant, create, incur or suffer to exist any Liens, other than Permitted Liens, on any assets, properties or shares of capital stock of the Subject Companies;

(iv)split, combine or reclassify any of the capital stock of the Subject Companies or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Subject Companies;

(v)issue or grant options, warrants, rights to purchase, or any other instrument that is convertible into, any securities with respect to the Subject Companies;

(vi)repurchase, directly or indirectly, redeem or otherwise acquire any shares of the capital stock of the Subject Companies or any securities convertible into or exercisable for any shares of the capital stock thereof, except, in each case, in respect of acquisitions of shares representing the stated capital of any of the Subject Companies from third parties;

(vii)transfer, sell, dispose of, or agree to transfer, sell or dispose of, the shares of the Subject Companies, or enter into any agreement to do, or with respect to, any of the foregoing;

(viii)merge or consolidate with any other Person or acquire any amount of stock or assets of any other Person;

(ix)commence any Proceeding or file any petition in any court relating to bankruptcy, reorganization, insolvency, dissolution, liquidation or relief from debtors;

(x)grant to any Employee any increase in base salary, incentive compensation, severance benefits or aggregate employee benefits, except as may be required under existing agreements or applicable Law or in the Ordinary Course of Business;

(xi)enter into, modify or amend in any respect or terminate any Company Contract or Company Permit except for renewals, extensions or other modifications or amendments in the Ordinary Course of Business;

(xii)cause or permit any amendment, supplement, waiver or modification to or of any of their organizational documents;

(xiii)make capital expenditures in excess of $2,000,000 in the aggregate;

(xiv)prepay any accounts payable or delay or make cash payments of trade payables, other than, in the Ordinary Course of Business consistent in amount, frequency and type with past practice;

(xv)make any loan, advance or capital contribution to or investment in any Person (other than loans, advancements or capital contribution to a Company Subsidiary);

(xvi)other than in the Ordinary Course of Business, forgive, cancel, compromise, waive, release or fail to pay any debts, claims or rights in excess of $100,000 in the aggregate;

(xvii)change the accounting methods, practices or procedures applicable to the Subject Companies, except as required by applicable GAAP or applicable Law;

(xviii)other than in the Ordinary Course of Business, sell, transfer, assign, license or permit to lapse or abandon any Company Intellectual Property;

(xix)(a) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (b) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Seller shall have provided Purchaser a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld, conditioned or delayed);

(xx)declare, set aside or pay any cash or non-cash dividend or other cash or non-cash distribution with respect to its shares of stock;

(xxi)enter into, modify or terminate any collective bargaining agreement of the Subject Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Subject Companies other than as required by Law and in the Ordinary Course of Business; or

(xxii)agree, whether in writing or otherwise, to do any of the actions or omissions described in paragraph (i) through (xxi) above.

Section 5.4    Exclusive Dealing. During the period from November 9, 2012 through and including the Closing Date, Seller, the Subject Companies and the respective Representatives and Affiliates of the Subject Companies, shall refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and Purchaser’s Representatives concerning any Alternate Transaction, (as defined below) and Seller shall prevent any of the Subject Companies from entering into any Alternate Transaction. For purposes hereof, an “Alternate Transaction” means (i) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving the Subject Companies; (ii) any sale of all or any significant portion of the assets of the Subject Companies; (iii) any other transaction in respect of the Subject Companies which results directly or indirectly, in a change of control of the Subject Companies or sale of any minority equity interest in the Subject Companies; or (iv) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Purchaser does not participate. Neither Seller nor the Subject Companies will vote their capital stock of the Subject Companies in favor of any purchase of any capital stock of the Subject Companies or any other Alternate Transaction.

Section 5.5    Commercially Reasonable Efforts; Consents. Subject to the terms and conditions contained in this Section 5.5 and Section 5.9, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to the Company Contracts as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.2 and Section 6.3.

Section 5.6    Public Announcements. Primary Shareholder and Sherwin-Williams each shall (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement; (ii) provide to the other Primary Party for review a copy of any such press release or public statement; and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other Primary Party, unless and only to the extent, in the reasonable judgment of such Primary Party upon the advice of its counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such party or any of its Affiliates are listed; provided that, to the extent so required by applicable Law, the Primary Party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Primary Party in advance of such release with respect to the text thereof.

Section 5.7    Notification of Certain Matters. Purchaser, on the one hand, and Seller on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of Seller or the Knowledge of Purchaser, threatened, against Seller, the Subject Companies or Purchaser, as the case may be; (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied; (iii) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Company Contract; (iv) the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by the Shareholders, Seller, Sherwin-Williams or Purchaser, as the case may be, in this Agreement or in any schedule, exhibit or certificate or delivered herewith, to be untrue or inaccurate; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; or (vi) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would not, individually or in the aggregate, result in a Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further that a breach of this Section 5.7 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VI or give rise to a right of termination under Article VII or a right to indemnification under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VI or would not result in the ability of such non-breaching Party to terminate this Agreement or to obtain indemnification, as the case may be.

Section 5.8    Supplements to Schedules. Seller may deliver to Purchaser no later than the end of the third Business Day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”), which changes are to any of the information contained in the Seller’s Disclosure Letter delivered in connection with the execution of this Agreement (including changes relating to any other representations or warranties in Article III as to which no matters have been set forth in the Seller’s Disclosure Letter as of November 9, 2012 but as to which such matter would have been required to be set forth in the Seller’s Disclosure Letter if such matter had existed on November 9, 2012) and which changes would render any representation or warranty inaccurate or incomplete at any time after November 9, 2012 until the Closing Date. Furthermore, the only changes which may be included on the Update Schedule are those which are related to events or circumstances that occurred after November 9, 2012.

Section 5.9    Intentionally omitted

Section 5.10    Preservation of Records. For a period of seven (7) years after the Closing Date, Purchaser shall cause the Subject Companies to preserve and retain, all corporate, accounting, tax, legal, auditing, human resources and other books and records of the Subject Companies (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations; and (ii) all Tax Returns, schedules, work papers and other material records or other documents relating to the conduct of the business and operations of the Subject Companies prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, Purchaser may cause the Subject Companies to dispose of any such books and records which are offered to, but not accepted by, Primary Seller. Notwithstanding any other provisions hereof, the obligations of Purchaser contained in this Section 5.10 shall be binding upon the successors and assigns of Purchaser. In the event Purchaser, or any of its successors or assigns, (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

Section 5.11    Employee Benefits.

(a)For the period commencing on the Closing Date and ending on December 31, 2013, Purchaser shall provide or cause the Subject Companies to provide to all current and former employees in the U.S. and Canada of the Subject Companies (“Company Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date; and (ii) benefits, perquisites and other terms and conditions of employment that are substantially equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified and non-qualified retirement and savings plans (as permitted by Law), medical, dental and pharmaceutical plans and programs, severance plans and policies and equity-based and incentive compensation plans). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, Purchaser may terminate or cause to be terminated the employment of any Company Employee subject to the payment and satisfaction of severance benefits, and other entitlements of such Company Employee in connection with such termination and/or under any applicable employment agreement as required by applicable Law.

(b)With respect to each employee benefit plan, policy or practice, including severance, vacation and paid time off plans, policies or practices, sponsored or maintained by Purchaser or its Affiliates, Purchaser shall cause the Subject Companies to grant or cause to be granted to all Company Employees from and after the Closing Date credit for all service with the Subject Companies, and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance) as permitted by Law.

(c)For the period commencing on the Closing Date and ending on December 31, 2013, (i) Purchaser shall cause the Subject Companies to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and (ii) Purchaser shall cause the Subject Companies to provide, and the Subject Companies immediately following the Closing agree to provide or cause to be provided, that any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

Section 5.12    Non-Competition; Non-Interference. In consideration of the purchase of the Shares by Purchaser, from the Closing Date until the third anniversary of the Closing Date, none of the Shareholders nor Seller nor any Person set forth in Section 5.12 of the Seller’s Disclosure Letter shall:

(i)within any jurisdiction or marketing area in which the Subject Companies are doing business as of the Closing Date (including the U.S. and Canada), directly or indirectly own, manage, operate, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Subject Companies within the two years prior to the Closing Date (any such business, a “Competing Business”). For these purposes, ownership of securities of four percent (4%) or less of any class of securities of a publicly traded company shall not be considered to be competition to the extent such investment is merely of a passive nature and no rights to designate board members or officers in the company are granted to the Seller or such Person pursuant to that investment shall not be considered to be competition;

(ii)persuade or attempt to persuade any potential customer or client to which any Shareholder, the Seller or any of the Subject Companies have made a presentation, or with which any Shareholder, the Seller or any of the Subject Companies have had discussions, not to purchase products sold or otherwise commercialized by any of the Subject Companies; or

(iii)solicit for Shareholders, Seller or any Person other than the Purchaser or any of the Subject Companies the business of any Person which is a customer or client of the Seller or any of the Subject Companies, or was their customer or client within one (1) year prior to the date of this Agreement or in any way interfere with the relationship between the Purchaser or any of the Subject Companies and any such Person or business relationship (including making any negative or disparaging statements or communications about the Purchaser or any of the Subject Companies).

Section 5.13    Non-Solicitation of Employees. From and after the Closing Date, no Shareholder, the Seller nor any Person set forth in Section 5.12 of the Seller’s Disclosure Letter shall, for a period of three (3) years after the Closing Date, employ or solicit for employment any employee of the Subject Companies identified in Section 1.1(c) of the Seller’s Disclosure Letter plus their immediate direct reports from time to time.

Section 5.14    Release.

(a)Each Shareholder and Seller, in each case on behalf of itself and its successors and assigns, and all Persons claiming by, through, or under any of them, jointly and severally (each, a “Related Person”), hereby fully and irrevocably releases, acquits and forever discharges Purchaser and the Subject Companies and each of their respective past, present and future officers, directors, shareholders, managing directors, representatives, employees, principals, agents, Affiliates, Subsidiaries (direct and indirect), joint ventures, predecessors, successors and assigns, (collectively, the “Released Parties”), from any and all losses, claims, demands, rights, encumbrances, contracts (other than, if applicable, employment contracts), covenants or proceedings, of whatever kind or nature in Law, equity or otherwise, whether known or unknown, and whether or not concealed or hidden, all of which such Shareholder, the Seller or any Related Person now owns or holds or has at any time owned or held or may hereafter own or hold against any Released Party at any time related to any matter occurring on or prior to the Closing Date, relating to the business, affairs, governance or management of any Subject Company, except for (i) rights and claims arising under this Agreement, (ii) rights directly arising from such Person’s employment with any of the Subject Companies, including rights to unpaid salary, wages, health and welfare benefits, expense reimbursement consistent with company policies and rights under any employment agreement, (iii) rights to indemnification, if any, under the organizational documents of the Subject Companies, and (iv) rights and claims arising under any existing contractual relationship.

(b)Each Shareholder and Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against the Released Parties, based upon any matter released hereby.

Section 5.15    Transaction Expenses. Each Party shall bear their own respective costs and expenses, including fees and disbursements of attorneys, accountants, brokers, financial and other advisors and service providers, travel and entertainment expenses, and meeting and presentation expenses, incurred or to be incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing. Seller shall pay all Company Transaction Expenses.

Section 5.16    Environmental Investigations.

(a)During the period commencing on November 9, 2012 and ending on the date immediately preceding the Closing Date, Purchaser will conduct at their own cost, Phase II environmental investigations at the Subject Companies’ facilities identified on

Annex B. Purchaser shall deliver to Seller a proposed work schedule for all facilities and a proposed scope of work for each facility. Purchaser and Seller shall use their respective commercially reasonable efforts to promptly agree upon the schedule and scope of work at each facility. Purchaser shall use its commercially reasonable efforts to complete such investigations on or before February 28, 2013. Seller shall use its commercially reasonable efforts to assist Purchaser in completing such investigations on or before February 28, 2013.

(b)Purchaser and Purchaser’s Representatives shall have the right to take soil, sediment and groundwater samples, and take other investigative measures, including the installation of groundwater monitoring wells, at such facilities. The investigations shall be performed in a safe and workmanlike manner, pursuant to generally accepted standards, practices and procedures for the performance of similar activities in the industry. Purchaser or Purchaser’s Representatives will obtain all Permits required by applicable Laws and will otherwise comply with all applicable Laws in the performance of the investigations. At Purchaser’s request, Seller shall use commercially reasonable efforts to assist Purchaser in its efforts to obtain such Permits. Purchaser and Purchaser’s Representatives will use commercially reasonable efforts to ensure that the investigation activities do not unreasonably interfere with the Subject Companies’ operations at such facilities.

(c)Seller shall, and shall cause the Subject Companies to, (i) grant reasonable access to such facilities to conduct the investigation activities described in this Section 5.16; (ii) provide commercially reasonable cooperation to Purchaser and Purchaser’s Representatives in the performance of such investigation activities, and (iii) inform Purchaser and Purchaser’s Representatives of the location of all underground utilities and structures, including, but not limited to, cables, water lines, gas lines, electrical lines, storage tanks, piping and sewers, and any other underground obstructions.

(d)At Seller’s request, Purchaser shall provide Seller with a copy of any final data prepared by Purchaser’s Representatives with respect to the investigations described in this Section 5.16.

(e)Purchaser shall promptly notify Seller of any Environmental Matter discovered during the investigation activities that requires, or is reasonably likely to require, the Subject Company to notify or disclose the Environmental Matter to a Governmental Entity. If, in the opinion of Seller’s or the Subject Company’s legal counsel, such Environmental Matter is required to be noticed or disclosed to a Governmental Entity, Seller shall, or cause the Subject Company to, promptly notify or disclose such Environmental Matter to the appropriate Governmental Entity in accordance with applicable Law.

(f)Upon completion of the investigation activities contemplated in this Section 5.16, if the aggregate maximum potential Environmental Liabilities, in the opinion of Purchaser provided on a basis consistent with normal industry practice and standards in the environmental consulting industry in the market in which the relevant Subject Company’s facility is located, exceeds $2,880,000, then the Indemnification Escrow Amount shall be increased by an amount equal to the amount by which the aggregate maximum potential Environmental Liabilities exceeds $2,880,000.

Article VI

CONDITIONS PRECEDENT

Section 6.1    Conditions to the Obligations of Each Party. The consummation of the transactions contemplated hereby are subject to the satisfaction or waiver in writing by the Primary Parties (on behalf of Seller and Purchaser as applicable), at or before the Closing Date, of each of the following conditions precedent (condiciones suspensivas):

(i)no Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(ii)all consents, waivers and approvals from Governmental Entities, including clearance by the Antitrust Authorities, or third parties, if any, disclosed in Section 3.7 of the Seller’s Disclosure Letter shall have been obtained;

(iii)the Parties and the escrow agent shall have executed and delivered a duly executed counterpart of the Escrow Agreement; and

(iv)the expiration or earlier termination of all waiting periods under applicable Antitrust Laws relating to the consummation of the transactions covered by this Agreement.

Section 6.2    Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Purchaser, on or prior to the Closing Date, of the following further conditions precedent (condiciones suspensivas):

(i)all of the agreements and covenants of Seller to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of the Shareholders and the Seller contained in Article III shall be true and correct as of November 9, 2012 and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 6.2(ii), such representations and warranties (other than those representations and warranties contained in Sections 3.1, 3.2(a), 3.3, 3.5 and 3.6) shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect;

(iii)Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 2.4(b);

(iv)there shall not have occurred after November 9, 2012 any event or development with relation to Seller or the Subject Companies that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(v)Purchaser shall have completed the environmental investigations described in Section 5.16; and

(vi)Seller shall have caused the Subject Companies to obtain the Permits set forth in Section 6.2(vi) of the Seller’s Disclosure Letter or any other evidence, satisfactory to Purchaser in Purchaser’s sole discretion, demonstrating such Permits are not required pursuant to applicable Law.

Section 6.3    Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of the following further conditions precedent:

(i)all of the agreements and covenants of Purchaser to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects;

(ii)the representations and warranties of Sherwin-Williams and Purchaser contained in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all material respects as of such specified date); and

(iii)Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 2.4(c).

Section 6.4    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with its obligations hereunder, to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.5.

Article VII

TERMINATION AND ABANDONMENT

Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(i)    by mutual written consent of the Parties;

(ii)    by either Seller or Purchaser, if:

(A)any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that the Party seeking to terminate pursuant to this Section 7.1(ii) shall have complied with their obligations, if any, under Section 5.5; or

(B)the Closing Date shall not have occurred on or prior to October 31, 2013 (the “End Date”); provided, that neither Party may terminate this

Agreement pursuant to this Section 7.1(ii) if such Party is in material breach of this Agreement;

(iii)    by Seller, if:

(A)    any of the representations and warranties of Sherwin-Williams or Purchaser contained in Article IV shall fail to be true and correct, or

(B)    there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement,

that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.3(i) or (ii) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Seller to Purchaser and (y) the day that is five (5) Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 7.1(iii) if Seller is in material breach of this Agreement;

(iv)    by Purchaser, if:

(A)any of the representations and warranties of and Shareholder or the Seller contained in Article III shall fail to be true and correct, or

(B)there shall be a breach by Seller of any covenant or agreement of Seller in this Agreement,

that, in the case of either clause (A) or (B) above, (1) would result in the failure of a condition set forth in Section 6.2(i) or (ii) and (2) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Purchaser to Seller and (y) the day that is five (5) Business Days prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 7.1(iv) if Purchaser are in material breach of this Agreement; or

(v)    by Purchaser if any event or development with relation to the Subject Companies shall have occurred prior to the Closing Date that individually or in the aggregate has resulted in a Material Adverse Effect;

(vi)     by Purchaser, if the environmental investigations described in Section 5.16 are not completed due to causes directly attributable to Seller or causes not attributable to Purchaser, on or before February 28, 2013.

Section 7.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 by Purchaser, on the one hand, or Seller, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall, except as set forth below, be terminated and have no effect and there shall be no liability hereunder on the part of Seller, Purchaser or the Subject Companies, except that Section 5.2, Section 7.1, this Section 7.2 and Article X shall survive any termination of this Agreement. Nothing in this Section 7.2 shall relieve any Party of liability for any willful breach of this Agreement.

Article VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.

(a)    The respective representations and warranties of the Shareholders and Seller, on the one hand, and Sherwin-Williams and Purchaser, on the other hand, contained in this Agreement shall survive the Closing until the date that is eighteen months after the Closing Date. Each covenant and other agreement of Purchaser or Seller hereunder shall survive in accordance with its terms.

(b)    No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 8.2    Indemnification by Shareholders and Seller.

(a)    Subject to the other provisions of this Article VIII, from and after the Closing Date, Shareholders agree to jointly indemnify and hold harmless Sherwin-Williams, Purchaser, Seller (from and after the closing of the transaction contemplated in the Amended and Restated Stock Purchase Agreement) and the Subject Companies and each of their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Purchaser Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, or arising out of or related to: (i) any failure of any representation or warranty made by Shareholders and Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement to be true and correct on and as of November 9, 2012 or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct as of such specified date); (ii) any breach of any covenant or agreement by any Shareholder or the Seller contained in this Agreement; (iii) Environmental Liabilities; (iv) Taxes of any Subject Company that relate to periods prior to the Closing Date; (v) any Company Transaction Expenses not paid by Seller; (vi) any failure to pay the Purchase Price Adjustment to Purchaser pursuant to Section 2.3(e)(ii); (vii) any withdrawal Liability related to a U.S. Multiemployer Plan incurred within twenty-four (24) months after the Closing by any of the Subject Companies; (viii) any Liability relating to the failure of a Subject Company to hold any Permit set forth in Section 6.2(vi) of the Seller’s Disclosure Letter, including any Liability incurred in obtaining such Permits; and (ix) any fraud and/or any intentional omission or intentional misrepresentation with respect to any representation or warranty made by any Shareholder or the Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement. The indemnification obligations set forth in Section 8.2(a)(iii) shall survive the Closing and terminate on the date that is five years after the Closing Date. The indemnification obligations set forth in Section 8.2(a)(iv) shall survive the Closing and terminate on the 90th day following the date that the applicable statute of limitations for any such Taxes expires.

(b)    Subject to the other provisions of this Article VIII, from and after the Closing Date, Seller agrees to indemnify and hold harmless Purchaser Indemnitees for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, or arising out of or related to: (i) any failure of any representation or warranty made by Shareholders and Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement to be true and correct on and as of November 9, 2012 or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct as of such specified date); (ii) any breach of any covenant or agreement by any Shareholder or the Seller contained in this Agreement; (iii) Environmental Liabilities; (iv) Taxes of any Subject Company that relate to periods prior to the Closing Date; (v) any Company Transaction Expenses not paid by Seller; (vi) any failure to pay the Purchase Price Adjustment to Purchaser pursuant to Section 2.3(e)(ii); (vii) any withdrawal Liability related to a U.S. Multiemployer Plan incurred within twenty-four (24) months after the Closing by any of the Subject Companies; (viii) any Liability relating to the failure of a Subject Company to hold any Permit set forth in Section 6.2(vi) of the Seller’s Disclosure Letter, including any Liability incurred in obtaining such Permits; and (ix) any fraud and/or any intentional omission or intentional misrepresentation with respect to any representation or warranty made by any Shareholder or the Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement. The indemnification obligations set forth in Section 8.2(b)(iii) shall survive the Closing and terminate on the date that is five years after the Closing Date. The indemnification obligations set forth in Section 8.2(b)(iv) shall survive the Closing and terminate on the 90th day following the date that the applicable statute of limitations for any such Taxes expires. Notwithstanding anything to the contrary contained in this Article VIII, the indemnity and hold harmless obligations of Seller contained in this Section 8.2(b) shall terminate immediately upon the closing of the transaction contemplated in the Amended and Restated Stock Purchase Agreement.

(c)    Shareholders agree that following the closing of the transaction contemplated in the Amended and Restated Stock Purchase Agreement, Shareholders shall not make any claim, counterclaim or assert any cause of action against Seller with respect to any Loss or Losses incurred or that may be incurred by Shareholders as a result of any of the matters set forth in Section 8.2(b) for which Purchaser Indemnitees seek indemnification, and Shareholders hereby waive and release, to the fullest extent permitted under applicable Law, Seller for any Loss or Losses incurred or that may be incurred by Shareholders as a result of any of the matters set forth in Section 8.2(b).

Section 8.3    Indemnification by Sherwin-Williams. Subject to the limitations set forth in this Article VIII, from and after the Closing Date, Sherwin-Williams agrees to and shall indemnify and hold harmless Shareholders and Seller and their respective Representatives, subsidiaries, direct and indirect parent companies, shareholders, partners, members, managers, officers and directors (the “Seller Indemnitees”) for any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of, or related to: (i) any failure of any representation or warranty made by Sherwin-Williams and Purchaser in Article IV or in any schedule, exhibit or certificate delivered pursuant to this Agreement to be true and correct on and as of the date of this Agreement or Closing Date as if made on such date (other than those made on a specified date, which shall be true and correct in all material respects as of such specified date); (ii) any breach of any covenant or agreement by Sherwin-Williams or the Purchaser contained in this Agreement; and (iii) any failure to pay the Purchase Price Adjustment to Seller pursuant to Section 2.3(f)(i). The provisions of this Section 8.3 to the contrary notwithstanding, in the case of Seller and Seller’s Representatives, subsidiaries, direct and indirect parent companies, partners, members, managers, officers and directors, Sherwin-Williams’ obligations to provide indemnity to Sellers and Seller’s Representatives, subsidiaries, members, managers, officers and directors shall terminate on the closing of the transaction contemplated in the Amended and Restated Stock Purchase Agreement.

Section 8.4    Limitation on Indemnification.

(a)Notwithstanding anything to the contrary contained in this Agreement, (i) Shareholders shall not be liable for any claim for indemnification pursuant to Section 8.2(a)(i) unless and until the aggregate amount of Losses which may be recovered from Shareholders equals or exceeds $300,000 (the “Deductible”), in which case Purchaser

Indemnitees shall be entitled to recover the aggregate amount of all Losses; and (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 8.2(a)(i), Section 8.2(a)(iii), Section 8.2(a)(iv), Section 8.2(a)(vii), Section 8.2(b)(i), Section 8.2(b)(iii), Section 8.2(b)(iv) and Section 8.2(b)(vii) shall be an amount equal to the then outstanding balance of the Indemnification Escrow Fund.

(b)Notwithstanding anything herein to the contrary (i) the limitations set forth in Section 8.1 and Section 8.4 shall not apply to Losses incurred by any Purchaser Indemnitee in connection with or arising from any breach of any representation or warranty of Shareholders or Seller in Section 3.2(a), Section 3.3, Section 3.5, Section 3.6, and Section 3.21; and (ii) in no event shall any Indemnified Party be entitled to double recovery under this Agreement.

(c)For purposes of determining whether there has been an inaccuracy in, misrepresentation of or breach of, any representation or warranty contained in this Agreement (other than those representations and warranties contained in Section 3.8(a) and Section 3.8(d)), and for purposes of calculating any Losses resulting therefrom, the terms “material”, “materiality”, “Material Adverse Effect” or similar qualifications contained in such representations and warranties shall be disregarded.

(d)    All of the funds in the Indemnity Escrow Fund from time to time shall be available to satisfy indemnity claims made by Purchaser Indemnitees under this Agreement and, upon the closing the transaction contemplated in the Amended and Restated Stock Purchase Agreement, any indemnity claims made by any purchaser indemnitee under the Amended and Restated Stock Purchase Agreement.

Section 8.5    Losses Net of Insurance, etc.

(a)The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be, without duplication, net of (i) any amount for which a reserve or accrual is included in the Closing Working Capital as finally determined pursuant to Section 2.3; (ii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party; or (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”). Indemnification under this Article VIII shall not be available unless the Indemnified Party uses commercially reasonable efforts (litigation excepted), to seek recovery from all Collateral Sources. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence to the extent such assignment is permitted by the relevant insurance policy; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.2 or Section 8.3 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt been made at the time of such payment (or in the case where the Indemnified Party is a Purchaser Indemnitee, the Indemnified Party shall promptly deposit such amount with the escrow agent pursuant to the Escrow Agreement, such amount to be held pursuant to the terms of this Agreement and the Escrow Agreement and shall become part of the Indemnification Escrow Fund thereunder).

(b)Notwithstanding anything to the contrary contained in this Agreement, neither Shareholders nor Seller shall be liable for any Losses that result from, arise out of, or relate to breaches of the representations and warranties contained in Section 3.20 or the indemnification obligation contained in Section 8.2(a)(iii) and Section 8.2(b)(iii) to the extent such Losses result from, arise out of, or relate to:

(i)any change in any Environmental Law on or after the Closing Date;

(ii)any voluntary disclosure to any Governmental Entity on or after the Closing Date by or on behalf of the Purchaser Indemnitees;

(iii)any investigation actions for purposes of risk assessment, corrective, removal or remedial actions or other measures taken in response to or to correct, remedy or bring into compliance any environmental conditions involving or relating to a Subject Company (“Corrective Actions”), that exceed the minimum Corrective Actions reasonably necessary to comply with any Environmental Law in effect as of the Closing Date or that are substantially more costly than the most cost-effective means that are reasonably necessary to achieve compliance with any Environmental Law in effect as of the Closing Date (including the use of reasonable and customary deed restrictions or other reasonable and customary regulatory controls where applicable).

(c)Notwithstanding anything to the contrary contained in this Agreement, with respect to any indemnification claim made for a breach of the representations and warranties provided in Section 3.20 or the indemnification obligation provided in Section 8.2(a)(iii) and Section 8.2(b)(iii), Purchaser shall conduct and control any Corrective Actions required to satisfy the indemnification obligations thereunder.

(d)Sherwin-Williams and Purchaser acknowledge that Purchaser’s and the Purchaser Indemnitees’ sole and exclusive remedy against Shareholders, Seller, their Affiliates or any of their officers, directors, employees, agents or partners (“Seller-Related

Persons”) for any Losses relating to Environmental Liabilities is under Section 8.2(a) and Section 8.2(b) (as limited by this Section 8.5) of this Agreement. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which Shareholders and Seller are obligated to indemnify Purchaser Indemnitees pursuant to Section 8.2(a) and Section 8.2(b) (as limited by this Section 8.5) (i) Sherwin-Williams and Purchaser hereby release, on their own behalf (and agree that their Affiliates, successors and assigns, officers, directors, employees, agents or partners rights hereunder shall be accordingly limited), to the fullest extent permitted under applicable Law, all Seller-Related Persons from any Environmental Liabilities incurred by the Purchaser Indemnitees; and (ii) Sherwin-Williams and Purchaser hereby waive, on their own behalf (and agree that their Affiliates, successors and assigns, officers, directors, employees, agents and partners rights hereunder shall be accordingly limited), to the fullest extent permitted under applicable Law, any claim or remedy for Environmental Liabilities against any Seller-Related Person now or hereafter available under any applicable Environmental Law, including the Comprehensive Environmental Response, Compensation, and Liability Act or similar international, foreign, federal, or regional Law, whether or not in existence on the date hereof.

(e)With respect to the Golden Parachute Obligations, Shareholders shall be obligated to bear the cost of any payments made pursuant to the Golden Parachute Obligations by the corresponding Subject Company to any of the Recipients. For such purposes, Purchaser shall notify Primary Shareholder in writing, certified by an officer of Purchaser, of the termination of the labor relationship with the Recipient and the payment of the corresponding Golden Parachute Obligation with respect to such Recipient, and the Primary Parties, shall promptly upon receipt of such notice, instruct the escrow agent to release, in favor of the corresponding Subject Company, the amount corresponding to the relevant Golden Parachute Obligation from the Golden Parachute Escrow Fund. Within three (3) Business Days following on the date that is two (2) years after the Closing Date, the Primary Parties shall cause the escrow agent to release any remaining balance of the Golden Parachute Escrow Amount to Primary Shareholder on behalf of Shareholders. The Parties hereby agree that if any Golden Parachute Obligation is paid with funds of the Golden Parachute Escrow Fund, neither Sherwin-Williams, nor Purchaser nor any of their Affiliates (including, after the Closing Date, the Subject Companies) will enter into any labor relationship with the corresponding Recipient for a period of twelve (12) months commencing on the date in which the Golden Parachute Obligation was paid to the Recipient; provided, however, that in no event shall this provision prohibit or limit in any way the hiring of such Recipient as part of an acquisition, merger, consolidation or similar transaction in which such Recipient becomes an employee of Sherwin-Williams, Purchaser or their Affiliates.

Section 8.6    Indemnification Procedure.

(a)Any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3, including, any claim by a Person described in Section 8.7 (an “Indemnified Party”), which might give rise to indemnification hereunder, shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)state that the Indemnified Party will incur liability for, or has otherwise suffered, as the case may be, Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii)to the extent known by the Indemnified Party specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item should be paid, the basis for any anticipated Losses; provided, however, that in no event shall any Indemnified Parties failure to so specify limit its rights to indemnification hereunder.

(b)    In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection. In this case, the Indemnified Party shall be permitted to submit such dispute to arbitration as set forth in Section 10.9.

(c)     Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 8.7) and claims for Losses the validity and amount of which have been finally determined in accordance with this Agreement hereof or shall have been settled as described in Section 8.7, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim, if the Indemnified Party is (i) any Seller Indemnitee, Sherwin-Williams shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment, or (ii) any Purchaser Indemnitee, (A) the Primary Parties shall execute and deliver to the escrow agent in terms of the Escrow Agreement a joint written instruction instructing the escrow agent to pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by Purchaser in such joint written instruction and (B) to the extent the amount of the Agreed Claims exceeds the then-remaining

Indemnification Escrow Amount and such excess may be attributable to any of Shareholders’ or Seller’s Indemnification obligations other than pursuant to Section 8.2(i), then the Primary Shareholder on behalf of Shareholders and/or Seller shall pay to the Indemnified Party an amount equal to such excess amount by wire transfer in immediately available funds to the bank account or accounts designated by Sherwin-Williams.

Section 8.7    Third-Party Claims.

(a)If a claim by a third party is made against any Indemnified Party (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have three (3) Business Days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim; provided, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by such Indemnified Party, and provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against Purchaser; (ii) such Third Party Claim seeks an attachment or other non-monetary relief against the Indemnified Party; (iii) the Indemnifying Party, in the reasonable judgment of the Indemnified Party, failed or is failing to vigorously prosecute or defend such Third Party Claim; (iv) no conflict of interest arises that prohibits, in the reasonable judgment of the Indemnified Party, a single counsel from representing both the Indemnifying Party and Indemnified Party in connection with the defense of such Third Party Claim; (v) the defense of such Third Party Claim by the Indemnifying Party will, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party or any business thereof; or (vi) the Indemnifying Party does not have sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result.

(b)If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 8.7(a), the Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. So long as the Indemnifying Party assumes the defense of a Third Party Claim, neither the Indemnified Party nor the Indemnifying Party (except as provided in

Section 8.7(d)) shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the other party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the preceding sentence, the Indemnified Party shall have the right, in its sole discretion, to pay or settle any such Third Party Claim at its own expense, provided that, in such event, the Indemnified Party shall waive any rights to indemnity hereunder in respect of the matter so settled without the Indemnifying Party's consent.

(c)If the Indemnifying Party does not notify the Indemnified Party within three (3) Business Days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)The Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article VIII; (ii) includes as an unconditional term thereof the giving by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment; and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party.

(e)The Indemnified Party shall make available records relating to such Third Party Claim and shall furnish, at the Indemnifying Party’s expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

Section 8.8    Sole Remedy/Waiver. The Parties hereto acknowledge and agree that (i) in the event that the Closing occurs, the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy for any breach of the representations and warranties or covenants contained in this Agreement (except with respect to any fraud and/or any intentional omission or intentional misrepresentation with respect to any representation or warranty made by Shareholders and Seller in Article III or in any schedule, exhibit, certificate or disclosure letter delivered pursuant to this Agreement); and (ii) Purchaser’s sole source of recourse from Shareholders and Seller for any Losses indemnifiable pursuant to Section 8.2(a)(i), Section 8.2(a)(iii), Section 8.2(a)(iv), Section 8.2(b)(i), Section 8.2(b)(iii), Section 8.2(b)(iv) and Section 8.5(e) shall be payment from the Indemnification Escrow Fund.

Section 8.9    Release of Funds from the Indemnification Escrow Fund. Funds from the Indemnification Escrow Fund will be released from time to time in accordance with this

Section 8.9. Upon the closing of the transaction contemplated in the Amended and Restated Stock Purchase Agreement, reference in this Section 8.9 to "Closing Date" shall mean the Closing Date under the Amended and Restated Stock Purchase Agreement and the dollar amounts and the time periods set forth in this Section 8.9 shall be revised so that such dollar amounts and such dates are the same as the dollar amounts and the dates that funds are to be released from the indemnification escrow fund pursuant to the Amended and Restated Stock Purchase Agreement.

(a)On the eighteen month anniversary of the Closing Date, the Primary Parties shall jointly instruct the escrow agent to disburse from the Indemnification Escrow Fund to Shareholders the funds that, as of such date, represent the then-remaining amount of the Indemnification Escrow Fund, if any, in excess of the sum of (i) $7,400,000 plus, (ii) any additional amount by which the Indemnification Escrow Fund was increased pursuant to Section 5.16(f) (such excess amount, the “Release Amount”), with such Release Amount to be reduced by (A) the amount, if any, which the Primary Parties have instructed the escrow agent to disburse funds from the Indemnification Escrow Fund but which have not actually been disbursed as of such date, and (B) the amount of any claim submitted by any Purchaser Indemnitee prior to such date, in accordance with this Article VIII that remains pending as of such date.

(b)On the fifth anniversary of the Closing Date, the Primary Parties shall jointly instruct the escrow agent to disburse from the Indemnification Escrow Fund to Shareholders the funds that, as of such date, represent the then-remaining amount of the Indemnification Escrow Fund, if any, in excess of $2,250,000, with such excess amount to be reduced by (A) the amount, if any, which the Primary Parties have instructed the escrow agent to disburse funds from the Indemnification Escrow Fund but which have not actually been disbursed as of such date and, (B) the amount of any claim submitted by any Purchaser Indemnitee prior to such date, in accordance with this Article VIII that remains pending as of such date.

(c)On the 90th day after the seventh anniversary of the Closing Date, the Primary Parties shall jointly instruct the escrow agent to disburse from the Escrow Fund to Shareholders the then-remaining funds in the Indemnification Escrow Fund, with such Escrow Amount to be reduced by (A) the amount, if any, which the Primary Parties have instructed the escrow agent to disburse funds from the Indemnification Escrow Fund but which have not actually been disbursed as of such date, and (B) the amount of any claim submitted by any Purchaser Indemnitee prior to such date in accordance with this Article VIII that remains pending as of such date.

Article IX

TAX MATTERS

Section 9.1    Section 338 Election. Purchaser shall retain the right of making an irrevocable election under §338 of the Code and the regulations promulgated thereunder in connection with the purchase and sale of the Shares of the Subject Companies hereunder (“Section 338 Election”). The terms, conditions and procedures relating to the Section 338 Election, if made, shall be in accordance with the following:

(a)    If Purchaser makes a Section 338 Election for any or all of the Subject Companies, then Sherwin-Williams shall indemnify and hold harmless, and reimburse the Shareholders and Seller for any incremental Taxes (including any interest, penalties and or other statutory additions to Tax) that may be incurred by the Shareholders and Seller by reason of the Section 338 Election being made which computation shall be based upon the difference between:

(i)    the after-Tax proceeds that the Shareholders and Seller would have realized after payment of all federal, state and local Taxes attributable to their sale of stock of the Company to Purchaser in a transaction in which no Section 338 Election had been made; and

(ii)    the actual after-Tax proceeds realized after payment of all federal, state and local     Taxes attributable to their sale of stock of the Company to Purchaser (taking into account, without limitation, the additional Tax liability resulting from and/or attributable to, the Section 338 Election, and including Tax liability resulting from the reimbursement hereunder).

(b)    The intent of this Section is to provide the same after-Tax proceeds to Shareholders and Seller if Purchaser makes a Section 338 Election with respect to the Subject Companies as would be realized by Shareholders and Seller if no Section 338 Election had been made, and shall be interpreted in accordance with such intent. The adjustment resulting from this Section is generally referred to herein as the “338 Tax Adjustment”.

(c)    The Parties agree that the Purchase Price and the liabilities of the Subject Companies (plus other relevant items) will be allocated to the assets of the Subject Companies for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code §338 and §1060 and the regulations there under. Purchaser and the Subject Companies shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

(d)    Shareholders and Seller shall provide Purchaser with a schedule computing the amount of the Tax resulting from the §338 election within 20 days after the Parties agree to the allocation of the Purchase Price. In making such calculation, the highest corporate federal and state tax rates to which Shareholders and Seller, respectively, are subject shall be used and any other items of income, deduction, gain, loss, or credits of Shareholders and Seller shall be ignored.

(e)    Purchaser shall pay and/or reimburse the Shareholders and Seller for all reasonable professional and other fees and costs (including attorneys’, accountants and filing and similar fees) incurred by the Shareholders and/or Seller by reason of or in any way relating to the Section 338 Election being made (collectively, the “338 Costs”). Within thirty (30) days of Primary Shareholder providing with an itemization of the 338 Costs, Purchaser shall pay to the Seller the amount of the 338 Costs.

Section 9.2    Tax Returns Due After the Closing Date.

(a)Full Year 2012 and Short Period 2013 Income Tax Returns. With respect to Tax Returns for the Subject Companies for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date, including the Subject Companies’ U.S. federal and state income and franchise Tax Returns and the Canadian Income Tax Return for the 2012 accounting year (if not filed before the Closing Date) and applicable U.S. federal and state income and franchise Tax Returns and Canadian Income Tax Return for the period from January 1, 2013 to the Closing Date (the “Short Period” with the federal and any related state income and franchise Tax Returns for the Short Period being collectively referred to as the “Short Period Return”), the Company shall engage an outside accounting firm to be selected by the Primary Shareholder which firm shall prepare the Tax Returns of the Subject Companies (at the Shareholders’ expense) in a manner consistent with prior period practices and under the overall direction and control of the Primary Shareholder. At least forty-five (45) days prior to filing such Tax Returns (but in the case of the Short Period Returns no later than December 15, 2013), Primary Shareholder or said accounting firm shall provide copies of such Tax Returns and complete access to all information relied upon as support for such Tax Returns, including to transfer pricing documentation, to Sherwin-Williams for its review. Sherwin-Williams shall advise Primary Shareholder of any disagreement with items shown on such Tax Returns within twenty (20) business days after Sherwin-Williams’ receipt of such copies. If Sherwin-Williams advises Primary Shareholder of its disagreement with any items on such Tax Returns, Sherwin-Williams and Primary Shareholder shall cooperate to resolve any such disagreement. If Sherwin-Williams and Primary Shareholder are unable to resolve any such disagreement by the due date of such Tax Returns, the disputed Tax Returns will be filed, as prepared, with the appropriate Tax Authority on or before the due date and such disagreement shall be referred to a nationally recognized independent accounting firm chosen by and mutually acceptable to both Sherwin-Williams and Primary Shareholder, which firm shall decide the matter within thirty (30) days after it is submitted to them. The fees of such accounting firm shall be paid by the Shareholders. The decision of such accounting firm shall be final and binding upon the Parties absent fraud or gross negligence. In the event the decision of such accounting firm includes filing an amended Tax Return, the Shareholders shall be responsible for filing all amended Tax Returns and Shareholders shall be responsible for the payment, if any, of any additional Tax (including penalties and interest thereon) due and payable pursuant to such amended Tax Return, and Shareholders shall be entitled to any overpayment of Tax pursuant to such amended Tax Return. Once prepared, Sherwin-Williams shall have an appropriate officer of the applicable Subject Company sign such Tax Returns prepared pursuant to this Section 9.2 and shall cause the applicable Subject Company to timely file such Tax Returns. Neither Sherwin-Williams nor Purchaser shall be responsible for the completeness and accuracy of any Tax Returns filed pursuant to this Section 9.2. With respect to any Tax covered by this Section 9.2 Shareholders shall promptly pay to Sherwin-Williams (or be paid by Sherwin-Williams, if a credit) the difference between what was accrued as a liability for said Tax in the calculation of the Closing Working Capital and the actual liability shown on the Tax Returns as filed.

(b)    Property Taxes. Shareholders shall be responsible for all real, personal and intangible property Taxes (“Property Taxes”) allocated to the period on and prior to the Closing Date, regardless of when such Property Taxes become due and payable. Property Taxes allocated to the period on and prior to the Closing Date shall be equal to the amount of such Property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days that are in the taxable period on and prior to the Closing Date and the denominator of which is the total number of days in the taxable period. The Tax liability for any Property Taxes allocated to periods on and prior to the Closing Date (but payable after the Closing Date) shall be paid by Shareholders to Purchaser on the Closing Date.

(c)    Audit - Sales and Use Taxes. In the event that an audit relating to sales and use Taxes of a Subject Company includes both pre-Closing and post-Closing periods, Primary Shareholder and Sherwin-Williams will use their respective commercially reasonable efforts to direct the tax auditor to calculate any pre-Closing assessment based exclusively on pre-Closing transactions and/or statistical samples and any post-Closing assessment based exclusively on post-Closing transactions and/or statistical samples. Notwithstanding Primary Shareholder’s and Sherwin-Williams’ efforts pursuant to the preceding sentence, Shareholders shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions on or prior to the Closing Date and Sherwin-Williams shall be liable for any assessment, Liability or other amounts determined to be due with respect to periods or transactions following the Closing Date.

Section 9.3    Tax Refunds. Shareholders shall be entitled to any refund of any Taxes of any of the Subject Companies which relate to Tax periods or portions thereof ending on or before the Closing Date to the extent that such refunds where not reflected in the calculation of the Closing Working Capital. Purchaser shall pay to Shareholders any such refund (net of any Taxes of Purchaser or any Subject Company) within fifteen (15) days after the receipt thereof. Notwithstanding anything to the contrary herein, Purchaser shall have no obligation to reimburse Shareholders for any Tax attributes, net operating losses or the like.

Section 9.4    Cooperation on Tax Matters.

(a)Sherwin-Williams, the Purchaser, the Subject Companies, the Shareholders and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 9.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sherwin-Williams and Shareholders each shall cause the Subject Companies: (i) to retain all books and records with respect to Tax matters pertinent to the Subject Companies and their subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Sherwin-Williams or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Sherwin-Williams and Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, to the extent requested by Sherwin-Williams or Shareholders, as the case may be, to allow any such requesting party to take possession of such books and records.

(b)Sherwin-Williams and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Sherwin-Williams and Shareholders further agree, upon reasonable written request, to provide the other Party with all information that either Party may be required to report pursuant to any applicable Tax laws, including pursuant to §6043 or §6043A of the Code or any regulations promulgated thereunder.

Section 9.5    Amended Returns and Retroactive Elections. Sherwin-Williams shall not, and shall not cause or permit the Subject Companies or any of their Subsidiaries to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Period; or (ii) make any Tax election that has retroactive effect to any such year or to any Straddle Period, in each such case without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

Section 9.6    Certain Transfer Taxes and Fees. All ministerial transfer, documentary, sales, use, registration or other Taxes and all conveyance fees, recording charges, other fees and charges (including penalties and interest) incurred in connection with the consummation of the transactions set forth herein shall be borne by the Purchaser; provided, however, that this Section 9.6 shall not apply to income Taxes, withholding Taxes or other similar Taxes.

Article X

MISCELLANEOUS

Section 10.1    Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 10.2    Extension; Waiver. Subject to the express limitations herein and subject to applicable Law, at any time prior to the Closing, the Parties, may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, or the End Date; (ii) waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of both Parties or such Party, as the case may be. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.3    Notices.

(a)    Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail to Primary Shareholder in case of any notices, requests, claims, demands, waivers and other communication addressed to any Shareholder or the Seller, or to Sherwin-Williams in case of notices, requests, claims, demands, waivers and other communications addressed to

Sherwin-Williams or the Purchaser, as follows (or, in each case, as otherwise notified by Primary Shareholder or Sherwin-Williams) and shall be effective and deemed to have been given when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

If to Primary Shareholder:

Blvd. Manuel Ávila Camacho No. 138
Col. Lomas de Chapultepec
11560, México, Distrito Federal
Attention: Mr. Marcos Achar Levy
email: marcos@comex.com.mx

if to Sherwin-Williams:

The Sherwin-Williams Company
101 Prospect Avenue
Cleveland, Ohio 44115
USA
Attention: Senior Vice President - Corporate Planning and Development

With a copy to:

The Sherwin-Williams Company
101 Prospect Avenue
Cleveland, Ohio 44115
USA
Attention: Senior Vice President, General Counsel and Secretary

(b)    Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.4    Entire Agreement. This Agreement, together with the Exhibits, Annexes, Schedules and the Seller’s Disclosure Letter, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 10.5    Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties. Except with respect to Article VIII of this Agreement, which shall inure to the benefit of each Purchaser Indemnitee and Seller

Indemnitee, all of whom are intended as express third-party beneficiaries thereof, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party.

Section 10.6    Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.

Section 10.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 10.8    Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED MEXICAN STATES, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.

Section 10.9    Arbitration.

(a)    Except with respect to any claim asserted with respect to Sections 5.2, 5.3, 5.4, 5.9, 5.12, 5.13 and 5.16. pursuant to Section 10.11, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach of this Agreement, shall be referred to and settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”).

(b)    The arbitration proceeding will take place in Dallas, Texas, U.S., and will be conducted in the English language. The arbitration panel will consist of three (3) arbitrators appointed pursuant to the ICC Rules; provided, however, that the Primary Parties shall have thirty (30) days from the confirmation of the second arbitrator to agree upon the third arbitrator who shall act as president. Failing such agreement, the third arbitrator shall be appointed by the International Chamber of Commerce.

Section 10.10    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 10.11    Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed after the Closing Date were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to request an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law as a remedy for any such breach or threatened breach. Each Party further agrees that neither the other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.12    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first above written.

SHAREHOLDERS

AVISEP, S.A. DE C.V.

By: /s/ Marcos Achar Levy
Title: Attorney-in-fact

BEVISEP, S.A. DE C.V.

By: /s/ David Achar Contreras
Title: Attorney-in-fact

SELLER

CONSORCIO COMEX, S.A. de C.V.

By: /s/ Marcos Achar Levy
Title: Attorney-in-fact

The Sherwin-Williams Company

By: /s/ Sean P. Hennessy
Name: Sean P. Hennessy
Title: Senior Vice President - Finance and
Chief Financial Officer

PURCHASER

SWC ACQUISITION CORP.
By: /s/ Sean P. Hennessy
Name: Sean P. Hennessy
Title: Senior Vice President - Finance and
Chief Financial Officer